                                                                EXHIBIT 10(a)(4)




                                LEASE AGREEMENT


                                LANDMARK CENTRE
                                 TAMPA, FLORIDA





                                    BETWEEN



                          SOUTHEAST FINANCIAL CENTER ASSOCIATES
                          AS LANDLORD




                                      AND




                          POE & BROWN, INC.
                          AS TENANT

                               TABLE OF CONTENTS
                              FOR LANDMARK CENTRE

Item                                                                                     Page
----                                                                                     ----
1.       PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.       TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

3.       BASE RENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

4.       ESCALATION OF BASE RENT  . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

5.       REIMBURSEMENT FOR INCREASES IN OPERATING EXPENSES  . . . . . . . . . . . . . .    5

6.       USE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

7.       TENANT'S CARE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

8.       SERVICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

9.       DESTRUCTION OR DAMAGE TO PREMISES  . . . . . . . . . . . . . . . . . . . . . .   19

10.      DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

11.      ASSIGNMENT AND SUBLETTING  . . . . . . . . . . . . . . . . . . . . . . . . . .   26

12.      CONDEMNATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

13.      INSPECTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

14.      SUBORDINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

15.      INDEMNIFICATION AND HOLD HARMLESS  . . . . . . . . . . . . . . . . . . . . . .   29

16.      INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

17.      REMEDIES CUMULATIVE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

18.      HOLDING OVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

19.      ENTIRE AGREEMENT - NO WAIVER . . . . . . . . . . . . . . . . . . . . . . . . .   32

20.      HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

21.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

22.      HEIRS AND ASSIGNS - PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . .   32

23.      ATTORNEYS' FEES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

24.      TIME OF ESSENCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

25.      SECURITY DEPOSIT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

26.      COMPLETION OF THE PREMISES . . . . . . . . . . . . . . . . . . . . . . . . . .   33

27.      PARKING ARRANGEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

28.      RULES AND REGULATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

29.      LATE PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

30.      ESTOPPEL CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

31.      SEVERABILITY AND INTERPRETATION  . . . . . . . . . . . . . . . . . . . . . . .   34

32.      TENANT'S PERSONALTY - RESTRICTION ON DISTRAINT . . . . . . . . . . . . . . . .   35

33.      FORCE MAJEURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

34.      QUIET ENJOYMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

35.      BROKERAGE COMMISSION; INDEMNITY  . . . . . . . . . . . . . . . . . . . . . . .   35

36.      EXCULPATION OF LANDLORD  . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

37.      ORIGINAL INSTRUMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

38.      FLORIDA LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

39.      NO RECORDATION OF LEASE  . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

40.      SURVIVAL OF TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

41.      AUTHORIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

42.      RADON GAS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

43.      APPROVAL OF LEASE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

44.      SIGNAGE/BUILDING NAME  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

45.      NO SMOKING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

46.      SATELLITE ANTENNA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

47.      RIGHT TO CANCEL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

48.      OPTION TO CONTRACT THE PREMISES  . . . . . . . . . . . . . . . . . . . . . . .   38

49.      RENEWAL OF LEASE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

50.      RIGHT TO FIRST OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

51.      STORAGE AREA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

52.      RELOCATION ALLOWANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

53.      OPTION TO EXPAND THE PREMISES  . . . . . . . . . . . . . . . . . . . . . . . .   41

54.      FOOD SERVICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

55.      EXCLUSIVE USE ON FOURTEENTH FLOOR  . . . . . . . . . . . . . . . . . . . . . .   42

56.      TELECOMMUNICATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

57.      INTERNAL STAIRWAYS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

         EXHIBIT "A" - Legal Description of Property
         EXHIBIT "B" - General Floor Plan Location
         EXHIBIT "C" - Floor Plans for Interior of Premises
         EXHIBIT "D" - Work Agreement
         EXHIBIT "E" - Commencement Date Agreement
         EXHIBIT "F" - Rules and Regulations
         EXHIBIT "G" - Building Standard Electrical Specifications
         EXHIBIT "H" - Parking Specifications
         EXHIBIT "I" - Janitorial Specifications
         EXHIBIT "J" - Storage Space
         EXHIBIT "K" - Subordination Agreement
         EXHIBIT "L" - Environmental Report
         EXHIBIT "M" - Location of Bollards
         EXHIBIT "N" - Landlord's Insurance

         SCHEDULE "1" - Monthly Payment Schedule

                                LEASE AGREEMENT
                             FOR OFFICE FACILITIES


         THIS LEASE, made as of February __, 1995, by and between SOUTHEAST FINANCIAL CENTER ASSOCIATES, a Florida general partnership (herein called "Landlord"), whose address is c/o Faison, 401 East Jackson Street, Suite 2300, Tampa, Florida 33602, and POE & BROWN, INC., a Florida corporation (herein called "Tenant") whose address is 702 North Franklin Street, Tampa, Florida 33602.


                              W I T N E S S E T H:


         1. PREMISES: Landlord hereby leases to Tenant and Tenant hereby rents and leases from Landlord the following described space, herein called "Premises". The following words and phrases shall have the meanings set forth below:

                 Tenant's Rentable Area: 67,519 rentable square feet, which includes Tenant's share of common area facilities determined in accordance with the method described on Schedule 1 of Exhibit "D" attached hereto, which method shall also be used to determine Total Building Rentable Area.

                 Floor:  part of 14, and all of floors 15, 16, & 17   Suite:
1700  located at:   401 East Jackson Street, Tampa, Florida  33602.

                 Building: That certain building now known as "Landmark Centre", and the parking facilities located in the building (each of which is located on the "Property" [as herein defined]).

                 Property: The Building, and the real property surrounding and adjacent to the Building located in Hillsborough County, Florida, as more particularly described on Exhibit "A" attached hereto and made a part hereof.

                 Total Building Rentable Area: 525,000 square feet, which includes the common area facilities of the Building. Landlord warrants that this figure was calculated in accordance with Schedule 1 of Exhibit "D" attached hereto. If Total Building Rentable Area as stated in any lease of space in the Building exceeds 535,000 rentable square feet and such stated Total Building Rentable Area is not due to a calculation error or clarical error, Total Building Rentable Area for this Lease shall be adjusted to such higher Total Building Rentable Area.

The Premises are more particularly shown and outlined on the general floor plan location drawing, attached hereto as Exhibit "B" and made a part hereof, and the actual floor plans for the interior of the Premises shall be attached hereto as Exhibit "C", upon final approval thereof in accordance with Exhibit "D" of this Lease. Subject to other provisions of this Lease, the Premises shall include the appurtenant right to the use, in common with others, of lobbies, entrances, stairs, corridors, elevators and other public portions of the Building and Property. All the windows and outside walls of the Premises, and any space in the Premises used for shafts, pipes, conduits, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof and access thereto through the Premises are reserved to Landlord. No easement for light, air or view is granted or implied hereunder, and the reduction or elimination of Tenant's light, air or view will not affect Tenant's liability under this Lease.

         2.      TERM:

                 A. Landlord shall construct or install in the Premises the improvements (the "Tenant Improvements") to be constructed or installed by Landlord pursuant to the provisions of Exhibit "D" attached hereto and made a part hereof, which improvements shall be deemed part of the Premises and owned by Landlord. The term of this Lease (herein called "Lease Term") shall commence on the "Commencement Date" which shall be the latest of (i) May 15, 1995, (ii) the "Date of Substantial Completion", as hereinafter defined, or (iii) the day after the expiration of the "Tenant Work Period", as hereinafter defined. The "Date of Substantial Completion" shall be the date on which the Tenant Improvements are substantially complete, unless substantial completion of the Tenant Improvements is delayed for any of the reasons set forth in Paragraph 4.03 of Exhibit "D" (a "Tenant Delay"), in which event the Date of Substantial Completion shall be the date on which the Tenant Improvements would have been substantially complete if not for such Tenant Delay. Landlord shall allow Tenant access to the Premises for the purposes of performing Tenant's Work and moving Tenant's personal property into the Premises for not less than the Tenant Work Period, during which Tenant Work Period Tenant shall not be obligated to pay Rent. The "Tenant Work Period" shall be: twenty-one (21) days for the portion of the Premises located on the fifteenth (15th) and sixteenth (16th) floors of the Building, fourteen (14) days for the portion of the Premises located on the seventeenth (17th) floor of the Building, and seven (7) days for the portion of the Premises located on the fourteenth (14th) floor of the Building, (any portion of which may, at Landlord's discretion, be before, after, or both before and after, substantial completion of the Tenant Improvements); provided, however, that Landlord shall use reasonable diligence to schedule all of the Tenant Work Period before the Occupancy Date, as hereinafter defined. Notwithstanding the foregoing, if Landlord shall be delayed in substantially completing the Tenant Improvements due to a Tenant Delay, the Tenant Work Period for each floor shall be reduced by one day (or portion thereof) for each day (or portion thereof) of Tenant Delay. Tenant shall have the right to occupy and operate its business in any portion of the Premises in which the Tenant Improvements are substantially complete during the period, if any, from the date on which the Tenant Improvements are substantially complete until the Commencement Date, during which period Tenant shall not be obligated to pay Rent. Unless sooner terminated as herein provided, the Lease Term shall expire on the day before the tenth (10th) anniversary of the Commencement Date (the "Expiration Date").

                 B. Tenant shall deliver to Landlord thirteen (13) sets of final permittable working drawings for the construction of the Tenant Improvements on or before February 6, 1995. Provided Tenant has delivered said final permittable working drawings to Landlord no later than February 6, 1995, Landlord shall cause the Tenant Improvements to be substantially complete on or before "Occupancy Date", as hereinafter defined. The "Occupancy Date" shall be May 14, 1995; provided, however, if Landlord shall be delayed in substantially completing the Tenant Improvements due to a Tenant Delay, the Occupancy Date shall be extended by one day (or portion thereof) for each day (or portion thereof) of Tenant Delay. For purposes of any construction performed under this Lease, "substantial completion" or "substantially complete" shall mean completion of construction in substantial accordance with the Tenant Improvement Plans and Specifications (excepting only such punchlist items as will not materially adversely affect Tenant's occupancy and use of the Premises for their intended purpose), as evidenced by the Tenant Improvement Architect's written certification of substantial completion to Tenant, and the final, unconditional certificate of occupancy issued by the City of Tampa. Landlord will be responsible for (i) any delay in substantial completion of construction of the Tenant Improvements beyond the Occupancy Date, and (ii) Landlord's failure to provide to Tenant access to the Premises for Tenant's Work during the entire Tenant Work Period on or before the Occupancy Date, caused by any cause (including force majeure) other than Tenant Delay; and Landlord's liability for such delay or failure shall include, without limitation, any holdover rent (including penalties or consequential damages) and swing space rent in excess of Lease rent, and all costs resulting from relocation to swing space reasonably incurred by Tenant because of such delay or failure, all as mitigated through Tenant's efforts (as hereinbelow provided) to mitigate its damages resulting from delayed completion of the Premises or Landlord's failure to provide access to the Premises to Tenant during the entire Tenant Work Period on or before the Occupancy Date. Tenant shall use reasonable efforts to mitigate its damages resulting from delayed completion of the Premises, and Tenant shall use all diligent efforts (including but not limited to increased expenditures by Tenant of up to $15,000.00) to mitigate its damages resulting from Landlord's failure to provide access to the Premises to Tenant during the entire Tenant Work Period on or before the Occupancy Date. Landlord shall reimburse Tenant for any reasonable costs incurred in effecting such mitigation of damages due to delay (other than Tenant Delay) in completion of construction of the Tenant Improvements within forty-five (45) days after invoice, or Tenant may deduct such costs from Monthly Payment.

                 C. If Landlord, for any reason whatsoever (including force majeure), cannot deliver to Tenant possession of the Premises (with the Tenant Improvements substantially complete) on or before the Occupancy Date, this Lease shall not be void or voidable, but in that event, provided the delay is not due to a Tenant Delay, no Monthly Payment (as that term is hereinafter defined) shall be due until the Commencement Date. Notwithstanding the foregoing, if for any reason (including force majeure) other than Tenant Delay, Landlord does not cause the Tenant Improvements to be substantially complete on or before the date which is seventy-eight (78) days after the Occupancy Date, Tenant may, by written notice to Landlord on or before the date which is eighty- one (81) days after the Occupancy Date, terminate this Lease, in which event, in addition to its liability under Section 2.B. above, Landlord shall be responsible for all damages (including without limitation, consequential damages) incurred by Tenant as a result of Landlord's failure to cause the Tenant Improvements to be substantially complete by that date.

                 D. On or before the date on which the Premises are ready for occupancy by Tenant, Landlord shall furnish to Tenant a Commencement Date Agreement in the form attached hereto as Exhibit "E" and made a part hereof, said Agreement setting forth the specific Commencement Date and the Expiration Date for this Lease as hereinabove determined. Tenant shall execute the "Acknowledgment by Tenant" attached to the Commencement Date Agreement and promptly return a signed copy thereof to Landlord. No failure or delay on the part of Tenant to so execute or deliver the Acknowledgement by Tenant shall delay or otherwise modify the Commencement Date. Tenant shall not be entitled to occupancy or possession of the Premises until Tenant has executed and delivered to Landlord said Acknowledgement, except as expressly permitted in
Section 2.A. above.

                 E. As of the Commencement Date, Tenant takes and accepts from Landlord the Premises upon the terms and conditions herein contained, in its then condition, such condition being suited for the uses intended by Tenant, subject to punchlist items and construction warranties. Landlord shall assign to Tenant, as of the Commencement Date, all construction warranties Landlord receives relating to the Tenant Improvements, and no provision of this Lease shall be construed to diminish any rights of Tenant (under such assigned construction warranties or otherwise) against the Tenant Improvement Contractor or any other contractor with respect to the Tenant Improvements. Landlord agrees to cooperate with Tenant's efforts to enforce any rights under the Construction Contract benefitting Landlord or Tenant, including but not limited to construction warranties. This Lease shall be effective and enforceable between the parties hereto upon its execution and delivery, regardless of whether such execution and delivery occurs on, prior to or after the Commencement Date.

         3.      BASE RENT:

                 A. Tenant covenants to pay to Landlord, without deduction, offset or counterclaim (except as expressly provided herein), as "Monthly Payment" for the Premises, payable in advance and without notice or demand in monthly installments, commencing on the Commencement Date and continuing on the first day of each and every calendar month thereafter during the Lease Term, the Monthly Payment in the amounts set forth as follows:


                                              MONTH OF                             MONTHLY
                                             LEASE TERM                            PAYMENT
                                                1-7                                      $0.00

                                                 8                                  $17,588.64

                                                9-36                                $39,386.08

                                               37-48                                 90,025.33

                                               49-60                                 95,651.92

                                               61-72                                101,278.50

                                               73-84                                106,905.08

                                               85-96                                112,531.67

                                               97-108                               118,158.25

                                              109-120                               123,784.83



         Rent for the Premises will accrue during the Lease Term (120 months) at $75,458.93 per month ("Base Rent"). Interest based on an 8.70 percent annual rate, compounded semi-annually, will be charged on Base Rent attributable to a month that is paid later pursuant to the payment schedule attached hereto as Schedule 1 ("Interest"). Except as otherwise provided in this Lease, total Base Rent and Interest payments under this provision will not exceed $10,100,426.00, comprised of $9,055,071.68 in Base Rent and $1,045,354.32 in Interest. Attached hereto as Schedule 1 is a payment schedule listing the amount of Base Rent and Interest due and payable during each month of the Lease Term, which together constitute the "Monthly Payment". Each installment of Monthly Payment will first be of accrued Interest on deferred and unpaid Base Rent, second, on Base Rent for the month of the payment, and third, the earliest deferred and unpaid Base Rent.

         If the Commencement Date falls on a day other than the first day of a calendar month or if the Lease Term ends on a day other than the last day of a calendar month, then the Monthly Payment for the fractional month shall be appropriately prorated, based on the actual number of days in the partial month, and the Base Rent and Interest Payment Schedule set forth in Schedule 1 shall be revised, if necessary. The above-stated amounts of Monthly Payment were calculated based upon the Premises containing 67,519 rentable square feet; if the size of the Premises changes, the Monthly Payment, Base Rent and Interest shall be adjusted accordingly, based upon the rentable area of the Premises. All payments of Interest and "Rent" (which term shall include Base Rent, Additional Rent as described in Section 5 hereof and elsewhere and any additional amounts or charges due of Tenant hereunder) shall be paid to Landlord, without deduction, offset or counterclaim, in lawful money of the United States of America at c/o Faison, 401 East Jackson Street, Suite 2300, Tampa, Florida, 33602, or to such other person or at such other place as Landlord may from time to time designate in writing. Except as expressly provided herein, Tenant's covenant to pay Rent and Interest under this Lease is an independent covenant.

                 B. Tenant agrees to pay to Landlord, with each payment of Rent due hereunder, the Florida Sales (or other) Tax (if any) due on all Rent (whether Base Rent, Additional Rent, reimbursement of expenses or otherwise) payable hereunder on which such taxes are due or claimed by the pertinent taxing authorities to be due. Until such time that the Florida Department of Revenue requires Landlord to remit sales tax on that portion of the Rent that constitutes a reimbursement by Tenant of the costs incurred by

Landlord in connection with electricity service charges upon which Landlord has paid sales tax, Landlord shall not collect from Tenant sales tax on such portion of the Rent; Tenant shall indemnify, defend and hold Landlord harmless from and against any claim, fine or penalty made or assessed by the Florida Department of Revenue resulting from Landlord's failure to collect and remit sales tax on such portion of Rent, and Landlord's reasonable costs and expenses (including attorneys' fees) incurred in connection therewith.

                 C. Tenant's payments of Additional Rent shall not be deemed payments of Base Rent as that term is used or construed relative to governmental wage and price controls or analogous governmental actions affecting the amount of rental which Landlord may charge Tenant. In no event shall any such controls or actions result in reduction of the Base Rent, Interest or Additional Rent. Attached as Schedule 1 to this Lease is a schedule listing each required payment of Base Rent and Interest pursuant to this Paragraph 3 and setting forth the allocation of each such required installment of Monthly Payment to Interest and Base Rent. Landlord and Tenant agree that Schedule 1 is applicable for determining the amount of Base Rent upon which sales tax is required to be collected and for all federal, state, and local income tax reporting purposes. Until such time that the Florida Department of Revenue requires Landlord to remit sales tax on that portion of the Monthly Payment that constitutes Interest, Landlord shall not collect from Tenant sales tax on the portion of the Monthly Payment that constitutes Interest; but at such time that the Florida Department of Revenue requires Landlord to remit sales tax on that portion of the Monthly Payment that constitutes Interest, Tenant shall pay to Landlord, with each installment of Monthly Payment, the Florida Sales (or other) Tax (if any) due on said portion of Monthly Payment that constitutes Interest. In addition, Tenant shall indemnify, defend and hold Landlord harmless from and against any claim, fine or penalty made or assessed by the Florida Department of Revenue resulting from Landlord's failure to collect and remit sales tax on such portion of Monthly Payment that constitutes Interest or resulting from any other tax due or asserted by the Florida Department of Revenue to be due on or with respect to this Lease which would not be due if rent hereunder was not allocated to each year using the constant rental accrual method provided under Section 467 of the Internal Revenue Code, and Landlord's reasonable costs and expenses (including attorneys' fees) incurred in connection therewith.


         4.      ESCALATION OF BASE RENT:   [Intentionally omitted.]

         5.      REIMBURSEMENT FOR INCREASES IN OPERATING EXPENSES
                 AND TAXES:

                 A. The Base Rent provided for herein is based, in part, upon Landlord's estimate of "Operating Costs," as hereinafter defined, of repairing, maintaining, owning and operating the Building and Property during each calendar year of the Lease Term.

         The "Base Operating Costs" are stipulated to be the actual Operating Costs incurred during calendar year 1995, adjusted as hereinafter set forth. For purposes of determining the Base Operating Costs, the Operating Costs shall be adjusted to the levels expected as if the Building was 95% occupied.

                 B. The term "Operating Costs" shall mean all operating expenses of the Property and the Building, which shall be computed on an accrual basis and which shall include all expenses, costs, and disbursements of every kind and nature, which Landlord (i) shall pay, (ii) become obligated to pay, and/or (iii) would otherwise pay or be obligated to pay (except for specific third party contractual agreements alleviating Landlord from any such expense burdens in consideration of other non-cash consideration made by or on behalf of Landlord) because of or in connection with the management or operation of the Building or the Property, including, but not limited to, the following:

                          (i) Wages and salaries of all employees engaged in the operation and maintenance of the Property and the

         Building, including, but not limited to, taxes, insurance and benefits relating thereto;

                     (ii) All supplies and materials used in the operation and maintenance of the Property and the Building;

                    (iii) Cost of water, sewer, power, heating, lighting, air conditioning, ventilating, and other utilities furnished in connection with the operation of the Building and the Property;

                     (iv) Cost of all service agreements and maintenance for the Property and the Building and the equipment therein, including, but not limited to, trash removal, security services, alarm services, window cleaning, janitorial service, HVAC maintenance, elevator maintenance, exterminating, and grounds maintenance;

                      (v) Cost of all insurance relating to the Property and the Building including, but not limited to, the cost of casualty and liability insurance applicable to the Property and the Building and Landlord's personal property used in connection therewith;

                     (vi) All taxes (ad valorem and otherwise), assessments, and governmental charges whether federal, state, county, or municipal and whether by taxing districts or authorities presently taxing the Property and the Building or by others, subsequently created or otherwise, and any other taxes (other than federal and state income taxes) and assessments attributable to the Property and the Building or its operation and any consultants' fees incurred with respect to issues or concerns involving the taxes on the Property and the Building;

                    (vii) Cost of repairs and general maintenance of the interior and exterior of the Property and the Building, (but excluding all capital improvements, replacements, equipment or tools other than landscaping, the replacement of broken glass, and replacement of floor and wall coverings in common areas of the Building, the cost of any of which shall be amortized on a straight line basis over its reasonably estimated actual useful life);

                   (viii) The management fee incurred by Landlord for general operation and management of the Property and the Building, provided, however, that in no event shall the management fee component of Tenant's Share of Operating Expenses exceed three and one quarter percent (3 1/4%) of Tenant's aggregate Monthly Payment for the pertinent year, except that for purposes of this Section 5.B.(viii), the aggregate Monthly Payment for each of the first three years of the Lease Term shall be calculated at the rate of $15.40 per rentable square foot per year.

                     (ix) An amortization cost due to any capital expenditures incurred to reduce or limit operating expenses of the Property or the Building, or both; any such expenditures to be amortized over the reasonably estimated useful life of the capital item, but included in Operating Costs only to the extent of actual reductions or limitations of operating expenses achieved as a result of such capital expenditures on a cumulative basis in the pertinent calendar year or subsequent years;

                      (x) Expenses incurred in connection with the operation of the Building or the Property which may be required by Landlord's insurance carrier or governmental authority;

                     (xi) An amortization cost due to any capital expenditures incurred to provide electronic security for the Building or the Property;

                    (xii) All fees and costs associated with administrative services, including, without limitation, legal, consulting and accounting services fees and costs;

Notwithstanding the foregoing, expressly excluded from the definition of the term "Operating Costs" are:

                 (1) Payments of principal, interest, or other finance charges made on any debt, or the amortization of funds borrowed by Landlord.

                 (2) Ground rent or other rental payments made under any ground lease or underlying lease.

                 (3) Costs of structural repairs to the Building including structural repairs to the roof, curtain wall, foundation, floor slabs (except for normal caulking and maintenance).

                 (4) Costs of leasing commissions, legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or with respect to individual tenants or occupants of the Building.

                 (5) Costs of painting, redecorating, or other services or work performed for the benefit of another tenant or occupant (other than for Common Areas).

                 (6) Salaries, wages, or other compensation paid to officers or executives of Landlord, unless such executive or officer is directly involved in the day-to-day operation or management of the Building, in which event an equitable portion of such salary, wages or other compensation shall be included in Operating Costs based on the percentage of such officer's or executive's total working hours dedicated to the operation and management of the Building.

                 (7) Salaries, wages, or other compensation or benefits paid to offsite employees or other employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Building; provided however, Operating Costs shall include Landlord's reasonable allocation of compensation paid or the wages, salary, or other compensation or benefits paid to the individual Building manager, if offsite, who is assigned part-time to the operation, management, maintenance, or repair of the Building.

                 (8) Costs of advertising and public relations and promotional costs associated with the promotion or leasing of the Building and costs of signs in or on the Building identifying the owners of the Building or any tenant of the Building.

                 (9) Utilities and other similar expenses incurred directly by or on behalf of retail tenants in the Building.

                 (10) Operating or maintenance costs for any parking garage servicing the Building.

                 (11) Any costs, fines or penalties incurred due to the violation by Landlord of any governmental rule or authority. The foregoing is not intended to exclude from Operating Costs incurred in complying with such rule or authority if otherwise includable in Operating Costs.

                 (12) Any other expense for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants or any other source.

                 (13) Costs of repairs, restoration, replacements or other work occasioned by (A) fire, windstorm or other casualty (whether such destruction be total or partial) and (B) the exercise by governmental authorities of the right of eminent domain (whether such taking be total or partial). Notwithstanding the foregoing, deductible amounts permitted in the Lease shall be included in Operating Costs.

                 (14) Costs incurred in connection with disputes with tenants, other occupants, or prospective tenants, or costs and expenses incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building.

                 (15) Allowances, concessions, permits, licenses, inspections, and other costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants (including Tenant), prospective tenants or other occupants or prospective occupants of the Building, or vacant leasable space in the Building, or constructing or finishing demising walls and public corridors with respect to any such space.

                 (16) Costs incurred in connection with the original construction of the Building or in connection with any change in the Building.

                 (17) Costs of repairing, replacing or otherwise correcting defects (including latent defects) in or inadequacies of (but not the cost of ordinary and customary repair for normal wear and tear) the initial design or construction of the Building or the costs of repairing, replacing or correcting defects in the initial design or construction for any tenant improvements, but only to the extent that the cost of any incident of common repair, replacement or correction exceeds $5,000 in any consecutive twelve month period. All repairs, replacements or corrections in any consecutive twelve month period intended to address the same, related or substantially similar defects or inadequacies shall be deemed to comprise a single incident of common repair, replacement or correction. For example, reglazing multiple Building windows to correct leaks resulting from defects in window installation shall constitute a common repair, subject to the $5,000 annual minimum.

                 (18) Costs relating to another tenant's or occupant's space which (A) were incurred in rendering any service or benefit to such tenant that Landlord was not required, or were for a service in excess of the service that the Landlord was required, to provide Tenant hereunder, or (B) were otherwise in excess of the Building standard services then being provided by Landlord to all tenants or other occupants in the Building, whether or not such other tenant or occupant is actually charged therefor by Landlord.

                 (19) Costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building.

                 (20) Costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of taxes, utility bills and other costs incurred by Landlord's failure to make such payments when due.

                 (21) Costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the operation of the Building, including legal entity formation and legal entity accounting (including the incremental accounting fees relating to the operation of the Building to the extent incurred separately in reporting operating results to the Building's owners or lenders).

                 (22) Costs of a capital nature or which would be capitalized under generally accepted accounting principles, including, without limitation, capital improvements or replacements, capital equipment and capital tools, all as determined in accordance with generally accepted accounting principles, except as otherwise provided in the Lease.

                 (23) General overhead and general administrative expenses. Accounting, record-keeping and clerical support of Landlord or the management agent, not specifically relating to the operation of the Building.

                 (24) Any compensation paid to clerks, attendants or other persons in commercial concessions operated for profit by Landlord or in the parking garage of the Building.

                 (25) Rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services.

                 (26) The rent or rental-related expenses (such as expense reimbursements similar to the additional rent Tenant pays for Operating Costs and Real Estate Taxes) for Landlord's on-site management or leasing office or other employee office space or for any space in the Building set aside for storage facilities, or other facilities provided for the benefit of tenants.

                 (27) All amounts which would otherwise be included in Operating Costs which are paid to any affiliate or subsidiary of Landlord, or any representative, employee or agent of same to the extent the costs of such services exceed the competitive rates for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience.

                 (28) Fees for management of the Building in excess of the management fees provided for in this Lease.

                 (29) Costs or expenses of utilities directly metered to tenants of the Building and payable separately by such tenants.

                 (30) Increased insurance premiums caused by Landlord's or any other tenant's hazardous acts and insurance on leasehold improvements in the premises leased or to be leased to other tenants.

                 (31)     Moving expense costs of tenants of the Building.

                 (32) Costs incurred to correct violations by Landlord of any law, rule, order or regulation which was in effect as of the date that the Building's Certificate of Occupancy was validly issued.

                 (33) Costs arising from the presence of hazardous materials or substances in or about or below the land or the Building, including without limitation, hazardous substances in the groundwater or soil.

                 (34) Costs incurred for any items to the extent covered by a manufacturer's, materialmen's, vendor or contractor's warranty (a "Warranty").

                 (35) Non-cash items, such as deductions for depreciation and amortization of the Building and the Building equipment, interest on capital invested, bad debt losses, rent losses and reserved for such losses.

                 (36) Electric power costs for which any tenant directly contracts with the local public service company.

                 (37) Services provided and costs incurred in connection with the operation of retail or other ancillary operations owned, operated or subsidized by Landlord.

                 (38) Consulting costs and expenses paid by Landlord unless they relate exclusively to the improved management or operation of the Building.

                 (39) Vault rental or other vault charges, except for the rental of one lock box.

                 (40) Costs, other than those incurred in ordinary maintenance (for such objects as may be located within the Common
         Area) for sculpture, paintings or other objects of art.

                 (41) Costs of any Building services differing in kind from the services the Landlord has covenanted to provide under this Lease, without Tenant's prior written consent.

                 (42) Costs of overtime HVAC service whether provided to the Tenant or any other tenant of the Building.

                 (43) Expenses incurred in effecting compliance with requirements of Americans with Disabilities Act or any other law in existence as of the date hereof, except as provided in this Lease.

                 (44) Legal fees (except for contesting tax assessments) or other professional or consulting fees (except such other legal, professional or consulting fees that are directly related to the maintenance, operation or management of the Building).

                 (45) Repairs which are necessitated by the gross negligence of Landlord, its agents or employees.

                 (46) Any other expense or cost which under generally accepted accounting principles ("GAAP"), would not be considered a normal maintenance or operating expense of an office building, except for the cost of landscaping, replacement of broken glass, and the replacement of floor and wall coverings in common areas of the Building, the cost of which shall be amortized on a straight line basis over its reasonably estimated actual useful life.

                 C. The term "Tenant's Share" shall mean the proportion that Tenant's Rentable Area bears to the Total Building Rentable Area in the Building. Notwithstanding anything to the contrary contained herein, in the event the Building is not ninety- five percent (95%) occupied during any calendar year (including 1995), appropriate adjustments shall be made to those components of Operating Costs which vary with Building occupancy, to determine Operating Costs as though the Building had been ninety-five percent (95%) occupied in such calendar year, but in no event shall Tenant ever be required to pay more than Tenant's Share of Operating Costs. The percentage of Building occupancy during any calendar year shall be determined by adding together the total leased space on the last day of each month during any calendar year and dividing by twelve (12).

                 D. On or about January 1 of each calendar year after 1995 (or as soon thereafter as practical), Landlord shall provide Tenant with a comparison of the Base Operating Costs and the projected Operating Costs ("Estimated Operating Costs") for such current calendar year. Estimated Operating Costs for any year shall not exceed one hundred and four percent (104%) of the preceding year's actual Operating Costs, except that such Estimated Operating Costs may exceed such cap where (i) there is a permitted increase in level of services provided by Landlord, or (ii) an anticipated increase in insurance or utilities rates is reasonably expected to result in actual Operating Costs for the proceeding year in excess of such cap. Tenant shall thereafter pay, as "Additional Rent", Tenant's Share of any projected excess of Estimated Operating Costs for such year over the Base Operating Costs. Said amount shall be payable in advance on a monthly basis by way of paying 1/12th of such projected excess during each month of such respective calendar year. Until Landlord has furnished Tenant such comparison, Tenant shall continue to pay on the basis of the prior year's estimate until the month after such comparison is given at which time Tenant shall adjust its monthly installments of Estimated Operating Costs to compensate for any deficiency in amounts of Estimated Operating Costs previously paid by Tenant for that year. Landlord shall, within a period of one hundred twenty (120) days (or as soon thereafter as practical) after the close of calendar year 1995 provide to Tenant an audited statement of Base Operating Costs. Landlord shall, within a period of one hundred twenty (120) days (or as soon thereafter as practical) after the close of each such respective calendar year following 1995 provide Tenant an unaudited statement of such year's actual Operating Costs ("Actual Operating Costs") compared to the Base Operating Costs (such Actual Operating Costs and Base Operating Costs both being adjusted to reflect Operating Costs as though the Building had been ninety-five percent (95%) occupied in the pertinent calendar year, as provided in Section 5.C. above).
If the Actual Operating Costs are greater than the Estimated Operating Costs, Tenant shall pay to Landlord, within thirty (30) days of Tenant's receipt of such statement, Tenant's Share of the difference thereof. If such year's Estimated Operating Costs are greater than the Actual Operating Costs, Landlord shall pay to Tenant, simultaneously with the issuance of such statement, Tenant's Share of the difference between the Estimated Operating Costs and the Actual Operating Costs, and in the event of Landlord's failure to pay such amount, Tenant's sole remedy shall be to set off such amount due to Tenant against Monthly Payment or any other amount due from Tenant under this Lease.

                 E. Notwithstanding any other provision hereof, for purposes of calculating Tenant's Share of Operating Costs, the total of all components of Operating Costs other than real estate taxes, insurance and utilities ("Controllable Expenses") for any year (the "Subject Year") shall not exceed the lesser of (i) one hundred seven percent (107%) of Controllable Expenses for the preceding year, or (ii) the amount equal to Controllable Expenses for calendar year 1995 increased by four percent (4%) per annum, compounded annually, from 1995 through the Subject Year; but such limitation shall not apply to increases in Controllable Expenses to the extent such increases occur because Landlord provides a higher level or quality of services than was previously provided by Landlord. Notwithstanding the foregoing, Operating Costs shall not include the cost of providing a higher level or quality of services than provided at comparable downtown office towers. Landlord shall operate the Building with a level of services comparable to other Class A office towers in downtown Tampa, and the Base Operating Costs includes the cost of such level of services.

                 F. Within one hundred twenty (120) days after its receipt of the operating statement for any calendar year, Tenant shall notify Landlord in writing of its intent to exercise its right hereunder to review Landlord's records of Operating Costs for either or both of the preceding two calendar years. If Tenant so notifies Landlord of Tenant's intent to exercise such right within said one hundred twenty (120) day period, Tenant shall have the right within one hundred twenty (120) days after the date of such written notice by Tenant to review during normal business hours Landlord's records of Operating Costs for either or both of the preceding two calendar years, at Tenant's sole cost and expense. In connection with such review, Landlord shall make Landlord's records of Operating Costs for the preceding two calendar years available to Tenant, at Landlord's or its management company's office in the Building, for Tenant (at Tenant's sole cost and expense) to copy. Landlord shall not be obligated to provide space in Landlord's or its management company's office for Tenant to conduct such review of Landlord's record of Operating Costs. Tenant may engage a firm experienced and reputable in performing lease audits to assist Tenant in this review (excluding Trammel Crow Company, Cushman & Wakefield, CB Commercial, The Hogan Group, and any other competitors of Landlord or Faison, unless such exclusion would deprive Tenant of the assistance of all experienced and reputable firms). Tenant and such firm shall agree in writing to keep all information disclosed by Landlord in connection with such an audit strictly confidential (except as disclosed to employees, agents and contractors of Tenant in connection with such audit, all of which employees, agents and contractors shall have agreed in writing with Landlord to keep such information strictly confidential). Tenant covenants to keep strictly confidential, and to cause Tenant's agents to keep strictly confidential, all information obtained in any such review of Landlord's records. Unless Tenant (i) timely exercises its right to examine Landlord's calculations of Operating Costs, and (ii) timely gives written notice to Landlord stating in detail reasonable objections to such Operating Costs and the Additional Rent calculations (as hereinabove provided), Tenant shall be deemed to have given approval of such calculations; notwithstanding the foregoing, each year Tenant shall have the right, as hereinabove provided, to review and object to either or both of the two calendar years preceding such calendar year. Failure to pay such Additional Rent, whether or not under protest, within thirty (30) days after Tenant's receipt of said operating statement shall constitute a default by Tenant hereunder. If Tenant does make objections to Landlord's calculations, Tenant shall continue to pay the Additional Rent stated by Landlord as due until such objections are resolved, but Tenant shall not have waived any of its rights to protest such calculations of Landlord by making such payments of Additional Rent. Notwithstanding any other provision of this Lease, Landlord shall be estopped from amending, and hereby waives the right to amend, any operating statement not amended by Landlord within two (2) years after the date of delivery to Tenant, nor shall Landlord have the right through any other procedures or mechanism to collect any Operating Cost not included on the pertinent operating statement after the second anniversary of the date of delivery of said statement to Tenant, unless before said second anniversary Landlord has revised said operating statement and made a written demand for payment of said Operating Cost, or unless said Operating Cost is the subject of an ongoing protest or dispute of which Landlord has notified Tenant.

                 G. For any calendar year after 1995, if Operating Costs for such year, adjusted to the levels expected as if the Building was 95% occupied during said calendar year, is less than the level of Base Operating Costs, as adjusted to the levels expected as if the Building was 95% occupied during calendar year 1995, Monthly Payment for that calendar year as set forth in Section 3 herein shall be reduced to reflect such decrease in Operating Costs below the level of Base Operating Costs, as adjusted to the levels expected as if the Building was 95% occupied, during calendar year 1995 (the "Monthly Payment Reduction"). In such event, Landlord shall refund to Tenant the Monthly Payment Reduction simultaneously with the delivery of the operating statement pertaining to that calendar year. The Monthly Payment Reduction for any year shall not affect the calculation of any amount due from Tenant under Sections 10, 47 or 48 of this Lease.

                 H. Should this Lease commence at any time other than the first day of a calendar year or terminate at any time other than the last day of a calendar year the amount of Additional Rent due from Tenant shall be proportionately adjusted based on that portion of the year that this Lease was in effect. Upon the expiration or other termination of the Lease other than on the last day of the calendar month, an amount equal to the Monthly Payment paid by Tenant for the calendar month in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days in the month after the date of termination, and the denominator of which is the total number of days in that month, shall be refunded to Tenant within forty-five (45) days thereafter (or credited against any amount then due from Tenant to Landlord).

                 I. The provisions of this Section 5 shall not apply to any "extra services" provided by Landlord to Tenant during the Lease Term such as extra electrical consumption occasioned by Tenant's use of the Premises in a manner not anticipated by Landlord. The cost of such extra services shall be paid for entirely by Tenant, and the basis on which payment shall be made will be handled on a case by case basis.

         6. USE: Tenant shall use and occupy the Premises for office purposes only, and for no other purpose, without the prior written consent of Landlord. Tenant's use of the Premises shall not violate any ordinance, law or regulation of any governmental body or the "Rules and Regulations" of Landlord as set forth in Exhibit "F" attached hereto and made a part hereof (as further described in Section 28 herein), and any changes thereto.

         7.      TENANT'S CARE:

                 A. Tenant will take good care of and maintain the Premises and the fixtures and appurtenances therein (subject to normal wear and tear), and will neither commit nor suffer any active or permissive waste or injury thereof. Tenant's responsibilities in conjunction therewith shall include, but not be limited to, the shampooing of the carpeting located in the Premises, as needed, as well as the regular painting and decorating of the Premises so as to maintain the Premises in a first-class condition, normal wear and tear excepted. All such repair work, maintenance permitted by Landlord shall be done at Tenant's expense by Landlord's employees or, with Landlord's express written consent, by persons requested by Tenant and consented to in writing by Landlord. Tenant shall, at Tenant's expense, but under the direction of Landlord and performed by Landlord's employees, or with Landlord's express written consent, by persons requested by Tenant and consented to in writing by Landlord, promptly repair any injury or damage to the Premises, the Building or the Property caused by the misuse or neglect thereof by Tenant, or by persons permitted or invited (whether by express or implied invitation) on the Premises by Tenant, or by Tenant moving in or out of the Premises, except as otherwise expressly provided in Sections 9, 15, and 16 of this Lease.

                 B. Tenant will not, without Landlord's prior written consent, make alterations, additions or improvements in or about the Premises, except for the inclusion or placement of decorative items and moveable furniture, and will not do anything to or on the Premises which will increase the rate of fire insurance on the Building or on the Property. All alterations, additions or improvements of a permanent nature made or installed by Tenant to the Premises shall become the property of Landlord at the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Landlord reserves the right to require Tenant to remove any improvements or additions made to the Premises by Tenant (other than the initial Tenant Improvements) and to repair and restore the Premises to their condition prior to such alteration, addition or improvement, reasonable wear and tear excepted, unless Landlord has agreed in writing that such item need not be removed by Tenant at the expiration or earlier termination of this Lease. Landlord agrees to advise Tenant in writing simultaneously with Landlord's response to Tenant's request for approval of a proposed alteration, addition or improvement, whether or not Landlord will require any such improvement, addition or alteration made to the Premises to be removed and the Premises to be restored at the expiration or earlier termination of this Lease. If so required by Landlord, Tenant further agrees to so remove such improvements and additions and make such restoration and repair prior to the expiration of the Lease Term. Any alterations, additions or improvements made by Tenant in or about the Premises shall: (i) equal or exceed the then-current standard for the Building and utilize only new and first-grade materials; (ii) be in conformity with all applicable governmental and quasi-governmental laws, ordinances, regulations and requirements, and be made after obtaining any required permits and licenses; (iii) be made pursuant to plans and specifications consented to in writing by Landlord; (iv) be carried out only by a contractor consented to in writing by Landlord, who, if required by Landlord, shall deliver to Landlord before commencement of their work, proof of such insurance coverage as Landlord may reasonably require, with Landlord named as an additional insured; and, (v) in connection with any alterations, additions or improvements made by Tenant in or about the Premises the cost of which exceeds $100,000.00 other than the initial build-out of the Premises, be made only after Tenant has provided to Landlord such indemnification and/or bonds, in such form and amount as may be required by Landlord, in Landlord's reasonable discretion, on a case by case basis, to protect against claims and liens for labor performed and materials furnished. Any such change, addition or improvement shall be done only at such times and in such manner as Landlord may reasonably specify. Tenant shall promptly pay the entire cost of any change, addition or improvement to the Premises, including reasonable fees for dumpster and elevator usage. Tenant shall indemnify, defend and hold harmless Landlord from and against all liens, claims, liabilities and expenses, including attorneys' fees, which may arise out of or be connected in any way with any such change, addition or improvement. Any increase in property taxes on or insurance cost for the Building attributable to such change, addition or improvement shall be borne by Tenant and shall be paid by Tenant to Landlord within thirty (30) days after receipt by Tenant of Landlord's invoice(s) therefor.

                 C. No later than the last day of the Lease Term, Tenant will remove all Tenant's personal property and repair all injury done by or in connection with installation or removal of said property and surrender the Premises (together with all keys or other means of access to the Premises, the Building or the Property) in as good a condition as they were at the beginning of the Lease Term, reasonable wear and tear and damage from casualty excepted. All property of Tenant remaining on the Premises after expiration of the Lease Term shall be conclusively deemed abandoned and may be removed by Landlord, and Tenant shall reimburse Landlord for the cost of removing the same, subject however, to Landlord's right to require Tenant to remove any improvements or additions made to the Premises by Tenant pursuant to the preceding Section 7.B.

                 D. In doing any work related to the installation of Tenant's furnishings, fixtures, or equipment in the Premises, Tenant will use only contractors or workmen consented to by Landlord in writing. Landlord may condition its consent upon its receipt from such contractors or workmen of acceptable (i) lien waivers, and (ii) evidence of liability and personal property insurance coverage (or such other insurance as Landlord may reasonably require) in such amounts and with such insurance carriers reasonably satisfactory to Landlord. Tenant shall within ten (10) days after notice remove any lien for material or labor claimed against the Premises, the Building or the Property by such contractors or workmen if such claim should arise, and hereby agrees to indemnify and hold Landlord harmless from and against any and all costs, expenses or liabilities reasonably incurred by Landlord as a result of such liens.

                 E.       Tenant shall not place or maintain more than three
(3) vending machines (food or drink) and a coffee service on each floor within the Premises, nor shall Tenant permit parties other than Tenant's employees, customers and business guests to use said food or drink vending machines. Any food or drink vending machines located within the Premises shall, at Landlord's option, be operated and stocked by Landlord or Landlord's designee, provided that the prices and selection of the beverages and food items dispensed by said machines, and the level of service provided in connection with said machines, is reasonably comparable to that generally provided by operators of vending machines in the downtown

Tampa market. If such operator of the vending machines in the Premises fails to meet the above-described standards, and if Tenant provides to Landlord written notice describing with specificity the failures of said operator to comply with said standards, and if Landlord does not cause such failures to be remedied within thirty (30) days after Landlord's receipt of said notice, Tenant may terminate the right of said operator to operate the vending machines in the Premises and Tenant may thereafter engage the operator of its choice; provided that if said operator of the vending machines in the Premises is terminated as hereinabove provided and Tenant thereafter seeks bids or proposals from other potential vending machine operators for the operation of vending machines in the Premises, Tenant shall include Landlord's new designee also to bid or submit a proposal for the operation of vending machines in the Premises, which bid or proposal shall be given the same consideration and opportunity to be selected as other bids or proposals obtained by Tenant.

                 F. Tenant agrees that all personal property brought into the Premises by Tenant, its employees, agents, licensees and invitees shall be at the sole risk of Tenant; and Landlord shall not be liable for theft thereof or of money deposited therein or for any damages thereto, such theft or damage being the sole responsibility of Tenant, except to the extent such theft or damage results primarily from Landlord's gross negligence or willful misconduct.

                 G. Tenant shall not do or permit anything to be done by its employees, agents, licensees or invitees (collectively, "Occupants") which may (i) create a public or private nuisance or interfere with or disturb any other tenant or occupant of the Building or Landlord in its operation of the Building; (ii) overload the floors or otherwise damage the structure of the Building; (iii) constitute an improper or immoral purpose; (iv) violate any applicable law or ordinance; (v) constitute the operation of a court reporter business, a restaurant or a retail use (other than the retail sale of insurance); or (vi) lower the first-class character of the Building. Tenant shall, at its sole cost, keep the Premises free of objectionable noises and odors.

                 H. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials in quantities or concentrations violative of pertinent law. Tenant shall not allow the storage or use in the Building, the Premises or on the Property, of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Building, the Premises or the Property, any such materials or substances except to use in the ordinary course of Tenant's business. This provision shall not apply to, and this provision expressly excludes, the prohibition of any materials used by Tenant in the ordinary course of Tenant's business (which use would also be in the ordinary course of business by most typical tenants of first class office space in downtown Tampa, Florida) such as, by way of illustration but not limitation, chemicals necessary for use in copying machines; provided, however, that any such materials shall be handled with extreme care by Tenant, and notwithstanding the consent to their introduction into the Premises, Tenant shall be responsible and liable for, and shall indemnify Landlord from and against, any loss, cost, damages or destruction of any nature whatsoever incurred by Landlord, to the extent such is caused by the use, storage, release or disposal by Tenant or any employee, agent, contractor or invitee of Tenant of any such substance in the Building. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges to the extent that such requirement applies specifically to an alleged condition or discharge in the Premises, or to an alleged condition or discharge within the Building or on the Property caused by Tenant or by Tenant's employees, agents, or contractors. In addition, in the event any in-house infirmary or other use or activity which generates any medical or biologically contaminated materials is located in the Premises, Tenant shall be responsible for and shall indemnify Landlord against any additional costs arising therefrom, including but not limited to the removal and proper disposal of medical and biologically contaminated materials. Tenant shall execute and deliver to Landlord affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. In all events, Tenant shall indemnify Landlord from any release of hazardous materials on the Premises or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease Term.

                 I. Landlord warrants and represents to and covenants with Tenant that the Building materially complies with Landlord's good faith interpretation of all applicable governmental regulations in effect as of the date of this Lease, including without limitation, the Americans with Disabilities Act (together, "Laws"), and Landlord shall indemnify Tenant from any claim, fine or cost resulting from any noncompliance of the Building with any Laws in effect and applicable to the Building as of the date of this Lease. Landlord further warrants that to the best of Landlord's knowledge, except for some smoking which occurs in the Building from time to time and except as described in the report by Law Engineering, Inc. (a copy of which is attached hereto as Exhibit "L"), the Building and the Property as of the date of this Lease are free from environmentally hazardous materials. Landlord shall indemnify Tenant for any claim, fine or cost resulting from the presence or alleged presence of environmentally hazardous materials in the Building or Property during the Lease Term, unless such presence or alleged presence of environmentally hazardous materials in the Building or Property is caused by the use, storage, release or disposal by Tenant or any employee, agent, contractor or invitee of Tenant of any such substance in the Building. Tenant shall be responsible for the portions of the Premises designed by Tenant's architect and constructed in substantial compliance with that design being in compliance with Laws, but except as otherwise hereinbelow provided, Tenant shall not be responsible for any common areas, bathrooms, elevators, lobbies, or any existing improvements in the Building or located within the Premises. Landlord shall be responsible for any portion of the initial improvements to the Premises not constructed substantially in accordance with Tenant's architect's design being in compliance with Laws, to the extent the noncompliance with Laws is caused by said portion of the initial improvements to the Premises not having been constructed substantially in accordance with Tenant's architect's design. Except as otherwise provided in this Section 7.I., Landlord shall be responsible for the existing bathrooms in the Building (including bathrooms existing in the Premises as of the date of this Lease) being in compliance with Laws. Notwithstanding the foregoing, if any alterations of the Premises by Tenant or any use of the Premises for uses other than the uses permitted under this Lease result in the imposition of new requirements for the Building, including but not limited to requirements to modify any existing bathrooms in the Building, Tenant shall be responsible for the cost of retrofitting or improving any part of the Building to meet those new requirements.

         8.      SERVICES:

                 A. Throughout the Lease Term, Landlord shall furnish the following services at a level of quality consistent with a maintaining the Building as a Class A office building in downtown Tampa,
Florida:

                      (i) Elevator service for passenger and delivery needs.

                     (ii) Subject to government regulations, heating, ventilation and air-conditioning as required to maintain temperature levels of between 72 degrees F and 75 degrees F, humidity levels between 40 and 57 percent, and fresh air levels of 15 CFM of fresh air per person, based on one person per 200 square feet of rentable space; throughout the Term of this Lease, Landlord shall ensure that the Building complies with all applicable indoor air quality laws, regulations and ordinances;

                    (iii) Hot and cold running water for all restrooms and lavatories;

                     (iv) Public restrooms, including the furnishing of soap, paper towels, and toilet paper;

                      (v) Janitorial service substantially consistent with the Janitorial Specifications set forth in Exhibit "I" attached hereto.

                     (vi)         Electric power per attached Exhibit "G";

                    (vii) Electric lighting, suitable for normal office work at desk height except in corridors, common areas, parking facilities or storage areas, and including the replacement of the Building standard lamps and ballasts as needed;

                   (viii) Repairs and maintenance of the exterior walls, windows, doors, and roof of the Building, public corridors, stairs, elevators, storage rooms, restrooms, the heating, ventilating and air conditioning systems, electrical and plumbing systems of the Building, and the walks, paving and landscaping on the Property surrounding the Building;

                     (ix) Grounds care, including the sweeping of walks and parking areas and the maintenance of landscaping;

                      (x) Fire and extended coverage insurance to protect Landlord's interest in the Building;

                     (xi) General management, including supervision, inspections and management functions; and

                     (xii) Manned security in the Building on a 24 hour per day basis, together with a card key access system and security cameras, or such other security systems or equipment as Landlord in its reasonable judgement may from time to time select, all of a type and quality comparable with security systems and equipment provided in other Class A office towers in downtown Tampa. It is the current policy of Landlord to lock all exterior doors into the Building and the Garage at 7:00 p.m. each day, and on weekends and the legal holidays of New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, but Landlord reserves the right to modify such policy from time to time at Landlord's discretion.

                 B. The services provided for in Section 8.A. herein are predicated on and are in anticipation of certain usage of the Premises by Tenant as follows:

                        (i) Services shall be provided for the Building during the "Standard Building Hours", as hereinafter defined. Tenant shall have access twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks a year to the Premises and the Building. Landlord shall provide to Tenant, Tenant's employees and invitees security restricted access to the

         Premises, by security guard sign-in, security card or other appropriate method at all times outside of Standard Building Hours. The Services described in Section 8.A. (i), (ii), (iii), (iv), (vi),
         (vii) and (x) of this Lease shall be provided twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks a year, every day during the Lease Term, except that Landlord shall provide heating and air conditioning for the Premises outside of Standard Building Hours, only at the request of Tenant, and Landlord may charge Tenant, and Tenant shall pay as Additional Rent, the "HVAC Charge", as hereinafter defined, for heating and air conditioning outside of Standard Building Hours. "Standard Building Hours" shall mean Monday through Friday, 7:00 a.m. to 7:00 p.m., and Saturday 8:00 a.m. to 1:00 p.m., excluding the legal holidays of New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and other holidays on which a majority of Tenant's employees whose principal place of employment is the Premises do not work in the Premises. The "HVAC Charge" shall be $35.00 per hour per floor during calendar year 1995; after December 31, 1995, Landlord may increase the HVAC Charge from time to time, but Landlord shall not increase the HVAC Charge at a rate greater than the rate of increase in Landlord's cost of electricity.

                     (ii) The portion of the Premises to be used as a computer room shall be separately metered (at Tenant's expense), and Tenant shall pay to Landlord, as Additional Rent, on a monthly basis, the cost of all electricity consumed in said computer room (including but not limited to electricity consumed by any HVAC system, other than the Building's HVAC system, serving said computer room and the cost of chilled water used in said HVAC system serving said computer room). All computers and computer-related equipment other than conventional desktop personal computers and the printers exclusively serving those desktop computers, shall be located in the computer room; and in the event any such computers or equipment are located in the Premises but outside of the computer room, Landlord may, at Landlord's option, separately meter such other portions of the Premises in which such computers and other equipment are located, and Tenant shall, promptly upon demand, reimburse Landlord for the cost of such additional metering, and Tenant shall pay to Landlord, as Additional Rent, on a monthly basis, the cost of all electricity consumed in said additional areas of the Premises containing such computers and equipment.

                    (iii) Landlord warrants to Tenant that the Building Standard Electrical Specifications are as set forth in Exhibit "G". Should Tenant's total rated electrical design load per square foot in the Premises exceed the Building standard rated electrical design load (as set forth on Exhibit "G") on a per square foot basis, as determined by Landlord from time to time, for either low or high voltage electrical consumption, or if Tenant's electrical design requires low voltage or high voltage circuits in excess of Tenant's share of the Building standard circuits (as set forth on Exhibit "G"), as such share is determined by Landlord in Landlord's reasonable judgment, Landlord shall (at Tenant's expense) install within the Building additional high voltage panel(s) and/or additional low voltage panel(s) with associated transformer (the "Additional Electrical Equipment") as necessary to accommodate Tenant's requirements. Landlord warrants that the Building's capacity to provide over standard electrical service is sufficient to meet Tenant's demand as evidenced by Tenant's space plan and program previously furnished by Tenant to Landlord. Except as otherwise provided in Section 8.B.(ii) above, Tenant shall not be obligated to Landlord for any expense for such electrical consumption in the Premises or for subsequent changes in equipment which do not increase electricity consumption in the portions of the Premises which are not separately metered and billed to Tenant as Additional Rent.

                 C. Except as provided in Section 8.D. hereof, Landlord shall not be liable for any damages directly or indirectly, and Tenant shall have no right of set-off or reduction in Rent or Interest, resulting from the installation, use, malfunction, or interruption of use of any equipment in connection with the furnishing of services referred to herein, including, but not limited to, any interruption in services by any cause whether within or beyond the immediate control of Landlord; but Landlord shall exercise due care in furnishing adequate and uninterrupted services. Without limitation of the foregoing, under no circumstances shall Landlord incur liability for damages caused directly or indirectly by any malfunction of a computer system or systems within the Building resulting from or arising out of the failure or malfunction of any electrical, air conditioning or other system serving the Building or the Property, and Tenant hereby expressly waives the right to make any such claim against Landlord, unless such failure or malfunction of any electrical, air conditioning or other system serving the Building or the Property is due to the gross negligence or willful misconduct of Landlord. Tenant shall promptly notify Landlord in the event any service which Landlord is obligated hereunder to provide is not provided.

                 D. If "Essential Building Services", as hereinafter defined, are interrupted for more than three (3) consecutive business days, Monthly Payment shall equitably abate from the first day of such interruption until restoration of services, based on the effect of such interruption on the use and enjoyment of the Premises by Tenant and its customers. If such Essential Building Services are interrupted and not restored for any reason (including force majeure), other than a casualty, for ninety (90) consecutive days, Tenant will have the right by written notice to Landlord before such Essential Building Services have been substantially restored, to terminate the Lease. "Essential Building Services" shall mean any service provided by Landlord, the absence or diminution of which materially and adversely affects Tenant's and its customer's use and enjoyment of the Premises for their intended purposes.

         9.      DESTRUCTION OR DAMAGE TO PREMISES:

                 A. If the Premises or the Building are totally destroyed (or so substantially damaged as to be untenantable in the reasonable determination of Landlord) or if the Building (whether or not the Premises are damaged) are damaged to the extent of thirty-five percent (35%) or more of the then-replacement cost thereof, by storm, fire, earthquake, or other casualty, Landlord shall have the option to:

                          (i) terminate all similarly affected Building leases including this Lease as of the date of the occurrence of the storm, fire, earthquake or other casualty by giving written notice to Tenant within thirty (30) days of the date of damage or destruction; or

                         (ii) if in the reasonable determination of Landlord the Premises or the Building can be restored within one hundred eighty (180) days of such casualty, commence and diligently pursue the restoration of the Premises to a tenantable condition within sixty (60) days from the date of such casualty, and proceed with due diligence to complete said restoration of the Premises. In the event Landlord chooses to restore the Premises, Rent shall equitably abate, based on the effect of such casualty on the Premises, Building and parking, from the date of such casualty until the date of substantial restoration thereof.

         If Landlord fails to complete such restoration within one hundred eighty (180) days after the date of such casualty, this Lease may be terminated as of the one hundred eightieth (180th) day after the date of such casualty, upon written notice from Tenant to Landlord in the event the Premises are then still not usable for Tenant's intended purpose by reason of the damage, with such notice to be given not more than ten (10) days following the expiration of said one hundred eighty (180) day period. If, in the process of conducting such restoration, Landlord discovers conditions which, in Landlord's reasonable estimation, will prevent Landlord from completing said restoration within said one hundred eighty (180) day period, Landlord shall promptly notify Tenant of Landlord's revised estimation of the period of time required to complete said restoration, and, within ten (10) days after Tenant's receipt of said notice, this Lease may be terminated by written notice from Tenant to Landlord or from Landlord to Tenant. Notwithstanding the foregoing, if (i) Landlord notifies Tenant in writing that, in the reasonable judgment of Landlord, Landlord will be unable to complete such restoration within one hundred eighty (180) days after the date of the casualty, and if within ten (10) days after Tenant's receipt of said written notice, Landlord and Tenant, both operating in good faith, do not agree upon a longer period of time within which Landlord will be obligated to complete such restoration, or (ii) Landlord reasonably anticipates that insurance proceeds will not be available to Landlord which together with deductible amounts are sufficient to pay for or reimburse Landlord for the cost of such restoration, and if Landlord so notifies Tenant, then Landlord shall not be obligated to make such restoration, and either Landlord or Tenant may, by written notice to the other within thirty (30) days thereafter, terminate this Lease. In addition, if, in the process of conducting such restoration, Landlord discovers conditions of which Landlord was not before then fully aware, which conditions, in Landlord's reasonable estimation, will increase the cost of such restoration to more than one hundred twenty percent (120%) of the amount Landlord had previously estimated, and if insurance proceeds are not available to cover such increased cost of restoration, Landlord may, by written notice to Tenant, terminate this Lease together with all other similarly affected leases, in which event Landlord shall be liable to Tenant for any additional damages incurred by Tenant because of Landlord's delayed termination of this Lease. In the event no notice terminating this Lease is given in accordance with the provisions of this Section 9.A., then this Lease shall remain in force and effect and unabated Monthly Payment and Additional Rent shall commence fifteen (15) days after delivery of the Premises to Tenant in a condition usable for Tenant's intended purpose. In the event such damage or destruction occurs within twelve (12) months of the expiration of the Lease Term, Tenant may, at its option on written notice to Landlord within thirty
(30) days of such destruction or damage, terminate this Lease as of the date of such destruction or damage. Landlord shall have the right to terminate the Lease if (a) the Premises are substantially damaged or destroyed by risk not covered by insurance and Landlord elects to terminate all similarly affected Building leases; (b) the Premises are damaged in whole or in part during the last twelve (12) months of the Lease Term; or (c) any mortgagee with an interest in or lien upon all or any portion of the Property elects to apply the insurance proceeds to the outstanding balance of the obligations secured by such mortgage and Landlord decides, in Landlord's sole discretion, that Landlord will not rebuild or restore the Building and Landlord terminates all other leases in the Building. In the event Landlord terminates the Lease pursuant to (c) above, and if Landlord rebuilds the Building and the Premises and leases the Premises to any party other than Tenant, Landlord shall pay to Tenant the difference between the amount of rent Landlord receives from Landlord's new Tenant in the Premises during the remainder of the Lease Term and the amount of Rent and Interest Tenant would have been obligated to pay to Landlord for the same period of time if Landlord had rebuilt the Premises for Tenant and this Lease had not been terminated.

                 B. If the Premises or Building are damaged by any of the events set forth in Section 9A above, without rendering the Premises wholly untenantable, Monthly Payment and Additional Rent shall equitably abate based on the diminution of Tenant's use and enjoyment of the Building, Premises and parking facilities. Landlord shall substantially complete the Premises as speedily as practicable, and full Monthly Payment and Additional Rent shall commence fifteen (15) days after delivery of possession of the substantially complete Premises to Tenant.

                 C. In no event shall Monthly Payment or any other amount due from Tenant under this Lease abate if the damage or destruction of the Premises, whether total or partial, is the result of the willful misconduct of Tenant, its agents, employees, guests or invitees.

                 D. Except for abatement of rent, if any, Tenant shall have no claim against Landlord for any loss suffered by reason of any such damage, destruction or restoration, nor shall Tenant have the right to terminate this Lease as the result of any statutory provision now or hereafter in effect pertaining to the damage and destruction of the Premises or the Building, except as expressly provided herein. The proceeds of all insurance carried by Tenant on its leasehold improvements and fixtures shall be held in trust by Tenant for the purpose of the repair and replacement thereof.
Landlord shall repair and restore all Tenant Improvements, but Landlord shall not be required to repair any damage or to make any restoration or replacement of any leasehold improvements (other than Tenant Improvements), personal property or fixtures installed in the Premises by Tenant or at the direct or indirect expense of Tenant. Unless this Lease is terminated by Landlord pursuant to this Section 9, Tenant shall be required to restore or replace such leasehold improvements and fixtures (other than Tenant Improvements) in the event of damage or destruction in at least a condition equal to or better than that existing prior to such event.

         10.     DEFAULT AND REMEDIES:

                 A. The occurrence of any of the following shall constitute an event of default hereunder by Tenant:

                          (i) The Rent or any other sum of money due of Tenant hereunder is not paid within five (5) days after the date on which Landlord notifies Tenant that said Rent or other sum is past due; provided, however, if more than two (2) payments due of Tenant hereunder in any one (1) calendar year are not made until after notice of such late payment is received by Tenant, then it shall be an event of default hereunder by Tenant if any subsequent payments due of Tenant hereunder are not made within five (5) days of the date when due;
                         (ii) The Premises are totally deserted, even though Tenant continues to pay the stipulated Rent and Interest, and Tenant does not cure such default within ten (10) days after notice from Landlord to Tenant;

                        (iii) Any petition is filed against Tenant or any guarantor of this Lease under any section or chapter of the National or Federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, and such petition is not dismissed within ninety (90) days after the date of such filing;

                         (iv) Any petition is filed by Tenant or any guarantor of this Lease under any section or chapter of the National or Federal Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law.

                          (v) Tenant shall become insolvent or transfer property to defraud creditors;

                         (vi) Tenant fails to remove any lien filed against the Premises, the Building or the Property by reason of Tenant's actions within ten (10) days after Tenant receives notice of any such filing;

                        (vii) Tenant shall make an assignment of a substantial portion of Tenant's assets for the benefit of creditors;

                       (viii) A receiver is appointed for a substantial part of Tenant's assets;

                         (ix) Tenant fails to observe, perform and keep each and every of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by Tenant (other than the failure to pay when due any Rent or any other sum of money becoming due Landlord hereunder, which under all circumstances is governed by and subject to Section 10A(i) herein) and persists in such failure after ten (10) days notice by Landlord requiring that Tenant remedy, correct, desist or comply (or if any such failure would reasonably require more than ten (10) days to rectify, unless Tenant commences rectification within the ten (10) day notice period and thereafter promptly, effectively and continuously proceeds with the rectification of the failure to perform, and, in all such events, cures such failure to perform no later than fifty (50) days after such notice); or

                          (x) Any guarantor of this Lease attempts to rescind or terminate its guaranty.

                 B. Upon the occurrence of an event of default, provided Tenant does not cure said default within the period of time allowed for cure as set forth above, if any, Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or by this Lease:

                          (i) Terminate this Lease by written notice to Tenant or by any lawful means, in which event Tenant shall immediately surrender the Premises to Landlord, and Tenant shall immediately pay to Landlord, and Landlord shall be entitled to immediately collect from Tenant (regardless of whether or not Landlord evicts Tenant from the Premises or otherwise recovers possession of the Premises from Tenant), any arrearages in Rent or any other amounts (including Interest) due from Tenant under this Lease which relate to a period of time before such termination of this Lease (including any Unpaid Balance identified in Schedule 1 attached to this Lease). If Tenant shall fail to so surrender the Premises, Landlord may, without further notice and without prejudice to any other remedy Landlord may have, enter upon the Premises and expel or remove Tenant and Tenant's effects, in accordance with applicable law, without being liable to prosecution or any claim for trespass or damages therefor; and/or

                         (ii) In the event of a monetary default, declare the entire amount of Rent (including Additional Rent, calculated on the then-current rate being paid by Tenant), and other sums which would become due and payable during the remainder of the Lease Term ((including Interest) to be due and payable immediately, in which event, Tenant agrees to pay the same at once together with all Rent and Interest theretofore due, at Landlord's address as provided herein (all of such sums being adjusted to present value using a discount rate of eight percent (8%) per annum; provided, however, that such payment shall not constitute a penalty or forfeiture, but shall constitute liquidated damages for Tenant's failure to comply with the terms and provisions of this Lease (Landlord and Tenant agreeing that Landlord's actual damages in such an event are impossible to ascertain and that the amount set forth above is a reasonable estimate thereof). Upon making such payment, Tenant shall receive from Landlord all rents received by Landlord from other tenants on account of the Premises during the Lease Term; provided however, that the monies to which Tenant shall so become entitled shall in no event exceed the entire amount actually paid by Tenant to Landlord pursuant to the preceding sentence, less all of Landlord's costs and expenses (including, without limitation, advertising expenses and professional fees) incurred in connection with the termination of this Lease, eviction of Tenant and reletting of the Premises. The acceptance of such payment by Landlord shall not constitute a waiver by Landlord of any failure of Tenant thereafter occurring to comply with any term, provision, condition or covenant of this Lease, including but not limited to the continuing obligation of Tenant to pay Additional Rent pursuant to Section 5 of this Lease to the extent such Additional Rent is not otherwise collected by Landlord; and/or

                        (iii) Enter the Premises as the agent of Tenant, in accordance with applicable law, without being liable to prosecution of any claim for trespass or damages therefor, and, in connection therewith, rekey the Premises, remove Tenant's effects therefrom and store the same at Tenant's expense, without being liable for any damages thereto, without terminating the Lease, and relet the Premises as the agent of Tenant without advertisement and by private negotiations and for any term Landlord deems proper, and receive the rent therefor. Tenant shall pay Landlord any deficiency that may arise by reason of such reletting on demand, but Tenant shall not be entitled to any surplus so arising. Tenant shall reimburse Landlord for all costs and expenses (including, but not limited to, advertising expenses and professional fees) incurred in connection with or in any way related to the eviction of Tenant and reletting the Premises Landlord, in addition to but not in lieu of or in limitation of any other right or remedy provided to Landlord under the terms of this Lease or otherwise (but only to the extent such sum is not reimbursed to Landlord in conjunction with any other payment made by Tenant to Landlord), shall have the right to be immediately repaid by Tenant the unamortized amount of all sums expended by Landlord and not repaid by Tenant in connection with preparing or improving the Premises to Tenant's specifications and any and all costs and expenses incurred in renovating or altering the Premises to make it suitable for reletting, including but not limited to the costs of all space planning, architectural and engineering costs, and all brokerage fees or commissions incurred in connection with such reletting; notwithstanding the foregoing, the foregoing provisions of this sentence shall not apply if Tenant pays to Landlord all costs and expenses incurred by Landlord in renovating or altering the Premises to make it suitable for reletting, including but not limited to the costs of all space planning, architectural and engineering costs, and all brokerage fees or commissions incurred in connection with such reletting; and/or

                         (iv) As agent of Tenant, do whatever Tenant is obligated to do by the provisions of this Lease, including, without limitation, entering the Premises, in accordance with applicable law, without being liable to prosecution or any claims for trespass or damages therefor, in order to accomplish this purpose. Tenant agrees to reimburse Landlord immediately upon demand for any reasonable expenses which Landlord may incur in thus effecting compliance with this Lease on behalf of Tenant, plus interest at the rate of eighteen percent (18%) per annum on such amounts from the date of such written demand until recovered by Landlord, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, unless caused by the gross negligence or willful misconduct of Landlord.

                          (v) In pursuing its remedies for Tenant's default, Landlord shall use reasonable good faith efforts to relet the Premises and otherwise to mitigate its damages on account of Tenant's default hereunder.

                 C. Pursuit by Landlord of any of the foregoing remedies shall not preclude Landlord from the pursuits of general or special damages incurred, or of any of the other remedies provided herein, at law or in equity, including but not limited to the right of Landlord to be reimbursed by Tenant for the expense of repairing any damage to the Premises or the Building caused by Tenant or Tenant's agents, employees, contractors or invitees in the process of vacating the Premises and removing Tenant's property therefrom, plus interest at the rate of eighteen percent (18%) per annum on such amounts from the date of written demand for such reimbursement until such reimbursement is recovered by Landlord.

                 D. No act or thing done by Landlord or Landlord's employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing and executed by Landlord. Any waiver of or redress for any violation of any covenant or condition contained in this Lease or any of the Rules and Regulations now or hereafter adopted by Landlord shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt and acceptance by Landlord of Monthly Payment or Additional Rent with knowledge of the violation by Tenant of any covenant in this Lease shall not be deemed a waiver or acceptance by Landlord of such violation by Tenant. In the event of any default by Tenant under the terms and provisions of this Lease, Landlord, in addition to but not in lieu of or in limitation of any other right or remedy provided to Landlord under the terms of this Lease or otherwise, shall have the right to be immediately repaid by Tenant the amount of all unamortized sums expended by Landlord and not repaid by Tenant in connection with preparing or improving the Premises to Tenant's specifications and any and all costs and expenses incurred in renovating or altering space to make it suitable for reletting, including but not limited to the costs of all space planning, architectural and engineering costs, and all brokerage fees or commissions incurred in connection with such reletting; notwithstanding the foregoing, the foregoing provisions of this sentence shall not apply if Tenant pays to Landlord all costs and expenses incurred by Landlord in renovating or altering the Premises to make it suitable for reletting, including but not limited to the costs of all space planning, architectural and engineering costs, and all brokerage fees or commissions incurred in connection with such reletting.

                 E. No claim or cause of action against Landlord under this Lease shall be valid unless Landlord and the holder of any mortgage or deed of trust covering or encumbering all or any portion of the Property (a "Mortgagee") whose name and address have theretofore been given by notice to Tenant fail to perform the express obligation required of Landlord hereunder within forty-five (45) days after the later to occur of (i) notice by Tenant to Landlord, specifying the respects in which Landlord has failed to perform such express obligation or, (ii) the earlier of the date the Mortgagee first has the right to cure or commence to cure such obligation of Landlord or the date of written notice from Tenant to Mortgagee specifying the respects in which Landlord has failed to perform such express obligation (such later date being herein referred to as the "Cure Commencement Date"); provided, however, that if the nature of Landlord's obligation is such that more than forty-five
(45) days after any Cure Commencement Date are reasonably required for performance or cure, there shall be no claim against Landlord or any such Mortgagee, nor shall Tenant have any right to perform Landlord's obligation under Sections 10.F. or 10.G. hereof, if Landlord or such Mortgagee commences performance within such forty-five (45) day period and thereafter diligently prosecutes the same to completion. Except as expressly provided in this Lease, Tenant shall not have the right to terminate this Lease or to abate or withhold the payment of Rent, Interest or other charges provided for herein as a result of any claim by Tenant against Landlord.

                 F. So long as the Landlord is Southeast Financial Center Associates, Teachers Insurance and Annuity Association ("TIAA"), or a related entity, if Landlord and Mortgagee have failed to perform any express obligation required of Landlord hereunder within the grace and cure periods provided in
Section 10.E. hereof, and if Tenant has given written notice to Landlord and Mortgagee of Landlord's failure to perform such express obligation required of Landlord under the Lease, Tenant shall have the right, to perform said express obligation of Landlord, provided such performance by Tenant shall not: (i) adversely affect the premises of other tenants, or the exterior, structural elements or mechanical systems of the Building, or (ii) improve upon the level or quality of services required to be provided by Landlord. Following such performance by Tenant, Landlord shall be obligated to reimburse Tenant for Tenant's reasonable out-of-pocket expenses in performing said obligation of Landlord upon receipt from Tenant of demand for such reimbursement and reasonable documentation of the amount of said actual out-of-pocket expenses incurred by Tenant in performing said obligation of Landlord; if Landlord does not reimburse Tenant for said reasonable out-of-pocket expenses within forty-five (45) days after receipt of Tenant's demand therefor and reasonable documentation of the amount thereof, Tenant may, as Tenant's sole remedy for Landlord's failure to reimburse such expenses, seek a judgment from a court of competent jurisdiction that such expenses are due to Tenant. Upon receipt of such a judgment, Tenant may set off against the next accruing payments of Monthly Payment, such expenses, together with reasonable attorneys' fees, awarded in said judgement, with interest on the amount awarded at the statutory rate from the date of judgement. In addition to any other right or remedy available to Tenant under the Lease or at common law, in the event Landlord fails to:

                 (i) fund any disbursement of the Tenant Improvement Allowance due as a construction draw within forty-five (45) days after receipt of proper invoice and supporting documentation, Tenant may pay such invoice, and at Tenant's election, thereafter pay all such invoices as they are submitted, or

                 (ii) fund any disbursement of the Relocation Allowance when due,

then Rent shall abate until all such amounts, including damages and penalties owed to Tenant by Landlord (including without limitation damages or penalties resulting from delay in construction of the Premises), plus interest at eighteen percent (18%) per annum, on all such amounts from the date of demand therefor until such amounts are recovered by Tenant.

                 G. If, after ownership of the Building is transferred to a person or entity unrelated to Landlord or TIAA, the successor landlord fails to timely or fully perform any obligations of Landlord under this Lease, Tenant may, after notice and opportunity to cure said failure to perform being afforded to said successor landlord as provided in Section 10.E. above, perform such obligations and deduct the reasonable cost of such performance from succeeding rental payments.

                 H. In the event Tenant performs any obligation of Landlord under this Lease, Tenant shall perform such obligation of Landlord in a good and workmanlike and reasonable manner and in compliance with all applicable laws and ordinances, without damaging or weakening any component of the Building, and without endangering or unreasonably interfering with the use of the Building by any other tenants of the Building; and Tenant shall be responsible for any and all costs, claims, expenses, damages (including consequential damages), liens, losses and judgments arising out of or in any way relating to Tenant's performance of said obligation of Landlord, and provided further that Tenant shall indemnify, protect and defend Landlord from and against any and all costs, claims, expenses, damages (including consequential damages), liens, losses and judgments arising out of or in any way relating to Tenant wrongfully performing any such obligation of Landlord.

         11.     ASSIGNMENT AND SUBLETTING:

                 A. Tenant shall not, voluntarily or by operation of law, sublet any part of the Premises, nor assign, transfer, mortgage, encumber, pledge or hypothecate this Lease or any interest herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Consent by Landlord to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon prior written consent of Landlord. Sublessees or assignees shall, at the option of Landlord, become liable directly to Landlord for all obligations of Tenant hereunder without relieving Tenant's liability hereunder and, except as otherwise provided in this Section 11, in all events and under all circumstances Tenant shall continue to be liable for all of Tenant's obligations under the Lease, regardless of any such assignment of Lease or sublease of all or any portion of the Premises. If Tenant notifies Landlord of Tenant's intent to sublease or assign this Lease, Tenant shall submit to Landlord the terms thereof, the name and address of the proposed assignee or subtenant, such information relating to the nature of the business and finances of such assignee or subtenant as Landlord may reasonably require and the proposed effective date of the proposed assignment or subleasing. Landlord shall within fifteen (15) days from receipt of such notice and materials (i) consent to such proposed subletting or assignment; (ii) refuse such consent; or (iii) if the proposed assignment or subleasing would expire within the last six (6) months of the Lease Term, elect to cancel this Lease as to that portion of the Premises which is affected by the proposed sublease or assignment. If Landlord elects to cancel the Lease as to such portion of the Premises, Tenant shall have ten (10) days from Tenant's receipt of such notice to notify Landlord of Tenant's acceptance of such cancellation or Tenant's desire to remain in possession of the portion of the Premises which is the subject of such proposed sublease or assignment under the terms and conditions and for the remainder of the Lease Term. If Tenant fails to so notify Landlord of Tenant's election to accept cancellation or to continue as Tenant hereunder, such failure shall be deemed an election to terminate and in such event, or if Tenant notifies Landlord of Tenant's acceptance of such cancellation, such cancellation shall be effective as of the end of the ten (10) day period provided for in Landlord's notice as hereinabove provided. If this Lease is either canceled or a sublease or assignment is made as herein provided, Tenant shall pay to Landlord a charge equal to the actual costs incurred by Landlord for all of the necessary legal and accounting services required in order to accomplish such cancellation, assignment or subletting. If this Lease is canceled as to a portion of the Premises only, the Monthly Payment payable by Tenant hereunder shall be abated proportionately as of the date of such cancellation, based upon the percentage of the Premises as to which this Lease has been terminated.

                 Notwithstanding anything to the contrary in this Section 11, consent of Landlord shall not be required for an assignment to (a) any entity resulting from a merger or consolidation of Tenant, or (b) any entity succeeding to all of the business and assets of Tenant; if Tenant assigns all of Tenant's rights under this Lease to any entity succeeding to all of the business and assets of Tenant, provided such assignee agrees in writing with Landlord to assume all obligations of Tenant under this Lease, Tenant shall be released from all liability under the Lease after an assignment to such entity. Landlord shall notify Tenant in writing of the reasons for any refusal by Landlord to consent to any proposed sublease or assignment by Tenant of all or any part of the Premises at the same time as Landlord notifies Tenant of Landlord's refusal to consent to said proposed sublease or assignment.


                 Landlord shall not be deemed to have unreasonably withheld or refused to consent to an assignment or sublease of all or part of the Premises if (for example and without limitation) such proposed assignment or sublease would, in Landlord's reasonable opinion, be likely to:

                      (i) materially increase the intensity of use of the Premises or the Building;

                     (ii) increase Operating Costs of the Building, unless Tenant agrees to reimburse Landlord for such increased Operating Costs;

                    (iii) result in the use of any part of the Premises for a medical or medical-related use other than an in-house infirmary to treat minor ailments of Tenant's employees;

                     (iv) violate any provision of any other lease or contract to which Landlord is a party; or

                      (v) lessen the desirability or prestige of the Building or make more difficult the overall marketing of the Building to prospective tenants or purchasers of the Building.

                 Upon Tenant's assignment of the Lease to any entity with financial strength (evidenced by its net worth and profit and loss statements) the same or greater than that of Tenant, to which Landlord has no reasonable objection, and provided such assignee agrees in writing with Landlord to assume all obligations of Tenant under this Lease, Landlord shall release Tenant from all liability under the Lease relating to periods of time after the effective date of such assignment. In the event that the Landlord recaptures the entire Premises, Landlord shall release Tenant from all liability under the Lease relating to periods of time after such recapture.

                 B. No assignment or sublease hereunder shall be effective unless and until Tenant provides to Landlord an executed counterpart of the assignment or sublease agreement, which shall specifically state, in the case of an assignment, that the assignee assumes and agrees to perform Tenant's obligations under the Lease.

                 C. Anything contained in the foregoing provisions of this Section 11 to the contrary notwithstanding, neither Tenant nor any other person having an interest in the occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales), and any such proposed lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

         12.     CONDEMNATION:

                 A. If all of the Premises, or any part of the Premises such that the Premises are unusable by Tenant for its intended purpose, are taken by virtue of eminent domain or other similar proceeding or are conveyed in lieu of such taking, this Lease shall expire on the day before such title or right of possession shall vest, and upon such expiration of the Lease, an amount equal to the Monthly Payment paid by Tenant for the calendar month in which the expiration of this Lease, multiplied by a fraction, the numerator of which is the number of days in the month after the date of expiration, and the denominator of which is the total number of days in that month, be repaid to Tenant or applied to any amount then due from Tenant under this Lease. In the event of a partial taking where this Lease is not terminated, the Monthly Payment shall be equitably adjusted based on the diminution of Tenant's use and enjoyment of the Building, Premises and parking. In either event, Landlord shall be entitled to, and Tenant shall not have any right to claim, any award made in any condemnation proceeding, action or ruling relating to the Building or the Property; provided however, Tenant shall be entitled to make a claim in any condemnation proceeding, action or ruling relating to the Building for Tenant's moving expenses, damage to its business, and the unamortized value of leasehold improvements in the Premises actually paid for by Tenant, to the extent such claim does not in any manner impact upon or reduce Landlord's claim or award in such condemnation proceeding, action or ruling.

                 B. Landlord shall have, in Landlord's reasonable discretion, the option of terminating this Lease if any condemnation, action or ruling or deed in lieu thereof with respect to any portion or the Property (whether or not including the Premises) makes continuation of its ownership or previous method of operation of the Building economically unfeasible for Landlord, provided that Landlord terminates all similarly affected leases at the same time.

         13. INSPECTION: Landlord, its agents or employees may enter the Premises after reasonable notice to exhibit same to prospective purchasers (or, during the last twelve months of the Lease Term, to prospective tenants); to inspect the Premises to see that Tenant is complying with all its obligations hereunder; to make repairs or to perform cleaning required of Landlord under the terms hereof; to make repairs to any adjoining portion of the Building; or to make repairs to systems serving the Building. Tenant hereby waives any claim for damages or for injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by Landlord's exercise of any of its rights under this Section 13. For purposes of this Section 13, reasonable notice for exhibiting the Premises to prospective tenants may be as little as fifteen minutes. No notice shall be required for access to the Premises by Landlord or Landlord's employees, agents or contractors (i) to perform routine cleaning or maintenance within the Premises, (ii) to perform normal duties relating to security or safety of occupants of the Building, or (iii) in cases of emergency. Landlord shall exercise its right of access to the Premises under this Section 13 in a manner which will not materially interfere with Tenant's use of the Premises.

         14.     SUBORDINATION:

                 A. Landlord warrants that NationsBank of Texas, N.A. ("NationsBank") is the owner and holder of the only mortgage encumbering the Property on the date of this Lease. As a material condition to Tenant's obligations under this Lease, Landlord shall, not later than forty-five (45) days after execution of this Lease, deliver to Tenant a subordination agreement executed by NationsBank, in substantially the form attached hereto as Exhibit "K".

                 B. Upon receipt of a Non-Disturbance Agreement fully recognizing Tenant's rights and remedies set forth in this Lease (the "Non-Disturbance Agreement"), fully executed in recordable form by the holder of the pertinent land lease or mortgage, this Lease shall be subordinate to such underlying land lease or mortgage or deed of trust (hereafter referred to as a "mortgage") which may hereafter affect this Lease, the Building or the Property of which the Premises form a part, and also to all renewals, modifications, extensions, consolidations, and replacements of such underlying land leases and such mortgages. In confirmation of the subordination set forth in this Section 14, Tenant shall, at Landlord's request, execute and deliver such further instruments as may be reasonably desired by any Mortgagee or by any lessor under any such underlying land leases. Notwithstanding the foregoing, Landlord or such Mortgagee shall have the right to subordinate or cause to be subordinated, in whole or in part, any such underlying land lease or mortgage to this Lease. In the event that any such underlying land lease or mortgage terminates for any reason or any such mortgage is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, deliver to Mortgagee within ten (10) days of written request an attornment agreement, providing that Tenant shall continue to abide by and comply with the terms and conditions of this Lease.

         In the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale, or conveyance in lieu of foreclosure, under any mortgage, Tenant shall, at the option of the purchaser at such foreclosure or other sale, attorn to such purchaser and recognize such person as the Landlord under this Lease. Tenant agrees that, at any Mortgagee's option, the institution of any suit, action or other proceeding by such Mortgagee or a sale of the Property, pursuant to the powers granted to such Mortgagee under its mortgage, shall not, by operation of law or otherwise, result in the cancellation or the termination of this Lease or of the obligations of the Tenant hereunder.

         Tenant shall have the same remedies against any transferee of Landlord's interest in the Property for the breach of an agreement contained in this Lease that Tenant might have had against Landlord, except that such transferee shall not be (i) liable for any act or omission of the previous Landlord, except to the extent of any right of setoff Tenant may have under an express provision of this Lease; or (ii) bound by any Rent or Interest which Tenant might have paid more than thirty (30) days in advance to the previous Landlord; provided that no such transferee shall be personally liable for any obligation or liability under this Lease unless such transferee has by written agreement expressly assumed such obligation or liability.

         15.     INDEMNIFICATION AND HOLD HARMLESS:

                 A. Subject to and except for claims waived pursuant to the express provisions of Section 16 below, Tenant hereby indemnifies and holds Landlord harmless from and against any injury, expense, damage, liability or claim, including, but not limited to, court costs and attorneys' fees, imposed on Landlord by any person whomsoever, whether due to damage to the Premises, claims for injuries to the person or property of any other tenant of the Building or the Property or of any other person in or about the Building or the Property for any purpose whatsoever, or administrative or criminal action by a governmental authority, where such injury, expense, damage, liability or claim results from the gross negligence or willful misconduct of Tenant or the agents, employees or contractors of Tenant, or any litigation commenced by or against Tenant to which Landlord is made a party without fault on the part of Landlord. Tenant further agrees to reimburse Landlord for any reasonable costs or expenses, including, but not limited to, court costs and attorneys' fees, which Landlord may incur in investigating, handling or litigating any such claim or any action by a governmental authority.

                 B. Subject to and except for claims waived pursuant to the express provisions of Section 16 below, Landlord hereby indemnifies and holds Tenant harmless from and against any injury, expense, damage, liability or claim, including, but not limited to, court costs and attorneys' fees, imposed on Tenant by any person whomsoever, whether due to damage to the Premises, claims for injuries to the person or property of any other tenant of the Building or the Property or of any other person in or about the Building or the Property for any purpose whatsoever, or administrative or criminal action by a governmental authority, where such injury, expense, damage, liability or claim results from the gross negligence or willful misconduct of Landlord or the agents, servants, or employees of Landlord, or any litigation commenced by or against Landlord to which Tenant is made a party without fault on the part of Tenant. Landlord further agrees to reimburse Tenant for any reasonable costs or expenses, including, but not limited to, court costs and attorneys' fees, which Tenant may incur in investigating, handling or litigating any such claim or any such action by a governmental authority.

                 C. Tenant shall promptly give notice to Landlord of any defective condition in or about the Premises known to Tenant.

         16.     INSURANCE:

                 A. Tenant shall carry (at its sole expense and during the Lease Term) the equivalent of ISO Special Form property insurance insuring Tenant's interest in its additional improvements (exclusive of Tenant Improvements) to the Premises and any and all furniture, equipment, supplies, and other property owned, leased, held or possessed by it and contained therein, such insurance coverage to be in an amount equal to the current replacement value of such improvements and property, as such may increase from time to time, and workmen's compensation insurance as required by applicable law. Such fire and extended coverage insurance shall name Landlord as a loss payee as its interests may appear. Tenant shall also procure and maintain throughout the Lease Term a policy or policies of commercial general liability insurance, insuring Tenant, Landlord and any other person designated by Landlord, against any and all liability for injury to or death of a person or persons and for damage to property occasioned by or arising out of any construction work being done on the Premises (exclusive of Tenant Improvements), or arising out of the condition, use, or occupancy of the Premises, or in any way occasioned by or arising out of the activities of Tenant, its agents, employees, guests, or licensees in the Premises, or other portions of the Building, or the Property, such policy or policies to have a combined single limit of not less than Five Million and No/100 Dollars ($5,000,000.00) for any bodily injury or property damage occurring as a result of or in connection with the above. Landlord and Tenant shall have included in all policies of property insurance respectively obtained by them with respect to the Building or Premises a waiver by the insurer of all right of subrogation against the other in connection with any loss or damage thereby insured against. To the full extent permitted by law, Landlord and Tenant each waive all right of recovery against the other for, and agree to release the other from liability for, loss or damage to the extent such loss or damage is covered by insurance in effect or required to be carried at the time of such loss or damage. All said insurance policies shall be carried with companies licensed to do business in the State of Florida reasonably satisfactory to Landlord and shall be non-cancelable except after twenty (20) days written notice to Landlord. Such policies or duly executed certificates of insurance with respect thereto shall be delivered to Landlord prior to the date that Tenant takes possession of the Premises and renewals thereof as required shall be delivered to Landlord at least thirty (30) days prior to the expiration of each respective policy term. All policies carried by Tenant shall be written as primary policies, not contributing with and not in excess of the coverage which Landlord may carry, and shall only be subject to such deductibles as may be approved by Landlord in advance in writing.

                 B. Landlord shall during the Lease Term carry insurance coverages with respect to the Building and the Property not less than as set forth on Exhibit "N" attached hereto, provided that Landlord may carry coverages different than, and less than, those set forth in said Exhibit "N" as long as the insurance carried by Landlord with respect to the Building and the Property is commercially reasonable. Landlord shall cause each policy carried by Landlord insuring the Building against loss, damage or destruction by fire or other casualty, and Tenant shall cause each insurance policy carried by Tenant insuring the Premises and Tenant's Alterations, leasehold improvements, space equipment, furnishings, furniture, contents and fixtures against loss, damage or destruction by fire or other casualty, to be written in a manner so as to provide that the insurance company waives all rights of recovery by way of subrogation against Landlord or Tenant in connection with any loss or damage covered by any such policy of property insurance. Except for claims based on the gross negligence or willful misconduct of the parties, their employees, agents or contractors, neither party shall be liable to the other for the amount of such loss or damage which is in excess of the applicable deductible, if any, caused by fire or any of the risks enumerated in its property insurance policies. Each party shall obtain, and deliver a copy to the other party of, a waiver of subrogation (as described in Section 16.A. above) from said party's property insurer within fifteen (15) days after execution of this Lease. If the release of either Landlord or Tenant, as set forth in the second sentence of this Section 16.B., shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released, but no action or rights shall be sought or enforced against such party unless and until all rights and remedies against the other's insurer are exhausted and the other party shall be unable to collect such insurance proceeds.

                 C. The property insurance waiver of subrogation referred to in Section 16.A. above, shall extend to the agents and employees of each party (including, as to Landlord, the Manager). The release and waiver contained in this Section 16 shall be superior to any conflicting provision of this Lease.

         17. REMEDIES CUMULATIVE: The rights given to Landlord and Tenant herein are in addition to any rights that may be given to Landlord or Tenant by any statute or under law. Notwithstanding any other provision of this Lease, upon the cancellation or termination of this Lease prior to the maturity of the then current Lease Term or extended Lease Term for any reason other than Tenant's default or Tenant's exercise of its cancellation option under Section 47 of this Lease, Tenant's obligation to pay the deferred and unpaid Base Rent for any period prior to the effective date of such termination, or the Interest thereon, shall be canceled and of no further force and effect.

         18. HOLDING OVER: Tenant shall, not later than thirty (30) days prior to the expiration of the Lease Term, notify Landlord in writing of the date on which Tenant will vacate and deliver to Landlord possession of the Premises in the condition as required by the provisions of this Lease. If Tenant remains in possession of the Premises or any part thereof after expiration or other termination of the Lease Term hereof, with or without Landlord's acquiescence, and regardless of whether or not Tenant has notified Landlord thereof as hereinabove provided, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the rent due from Tenant for such holdover possession of the Premises, due and payable on a monthly basis, shall be one hundred fifty percent (150%) of the amount of Monthly Payment and Additional Rent paid by or due from Tenant, calculated on a monthly basis, for the last full calendar month in which Tenant occupied the Premises during the Lease Term. Notwithstanding the foregoing, such rent for the portion of the Premises as to which Landlord has notified Tenant that Landlord is negotiating with a bona fide third party prospect to lease shall be two hundred percent (200%) (rather than 150%) of the amount of Monthly Payment and Additional Rent paid by or due from Tenant, calculated on a monthly basis, for the last month in which Tenant occupied the Premises during the Lease Term; but such two hundred percent (200%) rate shall apply only to that portion of the Premises as to which Landlord has notified Tenant that Landlord is negotiating with a bona fide third party prospect or as to which Landlord has executed a lease, and such rate shall be discontinued and shall revert to the above-described one hundred fifty percent (150%) rate at such time as Landlord's negotiations with said bona fide third party prospect terminate without a lease being entered into, unless said negotiations are terminated because of Tenant's failure to vacate the Premises upon the expiration or other termination of the Lease Term. The receipt or collection by Landlord of any Rent or Interest (including but not limited to holdover rent as provided in this Section 18) shall not constitute a waiver of Landlord's right to seek damages from Tenant as a result of such holdover. There shall be no renewal of this Lease by operation of law. Nothing in this Section shall be construed as a consent by Landlord to the possession of the Premises by Tenant after the expiration of the Lease Term.

         19. ENTIRE AGREEMENT - NO WAIVER: This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect. The failure of either party to insist in any instance on strict performance of any covenant or condition hereof, or to exercise any option herein contained, shall not be construed as a waiver of such covenant, condition or option in any other instance. This Lease cannot be changed or terminated orally, and can be modified only in writing executed by each party hereto.

         20. HEADINGS: The headings in this Lease are included for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

         21.     NOTICES:   Any notice by either party to the other shall
be valid only if in writing and shall be deemed to be duly given only if delivered personally, or sent by national overnight delivery service or registered or certified mail, return receipt requested, addressed (i) if to Tenant, (a) after the Commencement Date, at the Premises at the address indicated in Section 1 of this Lease, or (b) prior to the Commencement Date, at 702 North Franklin Street, Tampa, Florida 33602, and (ii) if to Landlord, at Landlord's address set forth above, and with copies to Landlord, c/o Faison, 400 North Ashley Drive, Suite 2500, Tampa, Florida 33602, and to any Mortgagee of which Tenant has or has been given notice, or at such other address for either party as that party may designate by notice to the other. Notice shall be deemed given, if personally delivered or sent by national overnight delivery service, upon delivery thereof, and if mailed, upon the mailing thereof.

         22.     HEIRS AND ASSIGNS - PARTIES:

                 A. The provisions of this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective successors, heirs, legal representatives and assigns, it being understood that the term "Landlord" as used in this Lease means only the owner (or the ground lessee) for the time being of the Property and the Building of which the Premises are a part, so that in the event of any sale of said Property (or of any lease thereof), Landlord named herein shall be and hereby is entirely relieved of all covenants and obligations of Landlord hereunder accruing after a transferee takes possession of the Building and Property, and it shall be deemed without further agreement that the purchaser or the lessee, as the case may be, has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder during the period such party has possession of the Property and Building. Should the Property and all of the Building be severed as to ownership by sale and/or lease, then the owner of all of the Building or lessee of all of the Building that has the right to lease space in the Building to tenants shall be deemed the "Landlord" for the purposes of this Lease.

                 B. The parties "Landlord" and "Tenant" and pronouns relating thereto, as used herein, shall include male, female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

         23. ATTORNEYS' FEES: The prevailing party in any adjudicated dispute between Landlord and Tenant hereunder shall have its reasonable attorneys' fees and court costs paid by the non-prevailing party.
Additionally, if Tenant is in default of its obligation to pay any Rent or other amount due and owing under this Lease and Landlord engages an attorney at law to collect such Rent or other amount, Tenant shall pay as Additional Rent (due upon demand) Landlord's reasonable attorneys' fees and court costs. Tenant shall be responsible for all expenses incurred by Landlord, including, without limitation, attorneys' fees and court costs, that Landlord incurs in any case or proceeding under or related to any bankruptcy or insolvency law in which Tenant is the "debtor". Landlord shall be responsible for all expenses incurred by Tenant, including, without limitation, attorneys' fees and court costs, that Tenant incurs in any case or proceeding under or related to any bankruptcy or insolvency law in which Landlord is the "debtor".

         24.     TIME OF ESSENCE:  Time is of the essence of this Lease.

         25.     SECURITY DEPOSIT:  [Intentionally Omitted]

         26.     COMPLETION OF THE PREMISES:

                 A. Landlord shall supervise completion of the work described in Exhibit "C" and Exhibit "D". Any work required by Tenant as provided in said Exhibit "D" shall be performed within the provisions of said Exhibit "D".

                 B. In addition to the Tenant Improvement Allowance pursuant to Section 26.C. hereof, Landlord will provide to Tenant an allowance (the "Design Fee Allowance") in the amount set forth in Paragraph 5.01 of Exhibit "D" to pay for the development and preparation of space planning, architectural and working drawings by Landlord as well as those necessary mechanical and electrical working drawings based upon Tenant's improvement needs.

                 C. Landlord shall provide Tenant an improvement allowance (the "Tenant Improvement Allowance") in the amount set forth in Paragraph 5.02 of Exhibit "D", in monthly construction draws to be paid no later than the twentieth (20th) day of each month provided that such draw request was made by the fourth (4th) day of such month. That portion of the Design Fee Allowance and Tenant Improvement Allowance not used for the purposes described in this Section 26 shall be applied as a credit against the first due installments of Monthly Payment.

         27. PARKING ARRANGEMENTS: Landlord has no obligation to Tenant to directly provide parking. Notwithstanding the foregoing, as a material inducement to Tenant's execution of this Lease, and as a material obligation of Landlord under this Lease, Landlord shall cause the lessee or operator of the parking garage in the Building (the "Parking Garage") and the lessee or operator of the parking facilities on the blocks located directly south and southeast of the Property (the "Ferman Parking Facilities") to make parking spaces available to Tenant in accordance with the Parking Specifications attached hereto as Exhibit "H". Landlord's obligation under this Section 27 will be satisfied if the lessee or operator of the Parking Garage and the lessee and operator of the Ferman Parking Facilities make parking available to Tenant throughout the term of the Lease, in compliance with the provisions of Exhibit "H".


         28. RULES AND REGULATIONS: The Rules and Regulations set forth on Exhibit "F" attached hereto are hereby made a part of this Lease. Landlord may from time to time amend, modify, delete or add new and additional reasonable rules and regulations for the use, safety, cleanliness and care of all leased premises, the Building and the Property. Such new or modified Rules and Regulations shall be uniformly applied to all Building tenants and shall be effective upon notice thereof to Tenant from Landlord, and no such new or modified Rules or Regulations shall apply to Tenant to the extent that such application would materially adversely affect Tenant's use or enjoyment of the Premises. Tenant will cause its employees and agents, or any others permitted by Tenant to occupy or enter the Premises, to at all times abide by the Rules and Regulations set forth on Exhibit "F", or as subsequently modified by Landlord. In the event of any failure by Tenant to fully comply with such Rules and Regulations, upon notice to Tenant and any cure periods permitted for Tenant hereunder, Landlord shall have all remedies available at law or in equity, including, but not limited to, the right to enjoin any breach of such Rules and Regulations. Landlord shall not be responsible to Tenant for the non-observance by any other tenant or person of any such Rules and Regulations, but Landlord shall exercise reasonable efforts to enforce the Rules and Regulations in a reasonably uniform manner. In the event of any conflict between any provision of this Lease and any provision of the Rules and Regulations, the provision of this Lease shall control.

         29. LATE PAYMENTS: Payments of Rent or any other amounts to be paid by Tenant hereunder received more than ten (10) days after said payments are due shall be assessed a charge equal to two percent (2%) of the amount due, to cover Landlord's increased processing and administrative costs associated with such late payment, and shall be assessed an additional two percent (2%) charge for the aforesaid costs of Landlord for each month thereafter until paid in full. Acceptance by Landlord of a payment, and the cashing of a check, in an amount less than that which is currently due shall in no way affect Landlord's rights under this Lease and in no way be or be deemed to be an accord and satisfaction. This provision does not prevent Landlord from declaring the non-payment of Rent or any other amounts to be paid by Tenant hereunder when due an event of default hereunder.

         30. ESTOPPEL CERTIFICATES: At any time after the execution of this Lease, Landlord and Tenant shall, within twenty (20) days of the request therefor by the other party, execute, acknowledge and deliver to the requesting party, or any mortgagee or any prospective purchaser or transferee of the requesting party's interest, an estoppel certificate in recordable form, or in such other form as the requesting party may from time to time reasonably require, evidencing (i) whether or not this Lease is in full force and effect;
(ii) whether or not this Lease has been amended in any way; (iii) whether or not Tenant has accepted and is occupying the Premises; (iv) whether or not there are any existing defaults hereunder or defenses or offsets against the enforcement of this Lease to the knowledge of said party (specifying the nature of such defaults, defenses or offsets, if any); (v) the date to which Rent, and other amounts due hereunder, if any, have been paid; and (vi) any other information reasonably requested. Each certificate delivered pursuant to this Paragraph may be relied on by the requesting party, by any prospective purchaser or transferee of the requesting party's interest hereunder or of any part of the requesting party's property, by any mortgagee or holder of any portion of the requesting party's interest hereunder, or by an assignee of any such mortgagee or holder. Tenant may not request such estoppel certificate more often than is reasonable, and in no event shall Landlord be obligated to execute, acknowledge or deliver more than ten (10) such estoppel certificates over the Lease Term.

         31.     SEVERABILITY AND INTERPRETATION:

                 A. If any clause or provision of this Lease shall be deemed illegal, invalid or unenforceable under present or future laws effective during the Lease Term, then and in that event, the remainder of this Lease shall not be affected by such illegality, invalidity or unenforceability, and, in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

                 B. Should any of the provisions of this Lease require judicial interpretation, the court interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of the stipulations of this Lease.

         32.     TENANT'S PERSONALTY - RESTRICTION ON DISTRAINT:
Notwithstanding any other provision of this Lease or of applicable law to the contrary, Landlord hereby waives and releases all lien rights and right of distraint to any property owned by Tenant or leased to Tenant. Said property of Tenant or in the possession of Tenant may be sold, disposed of or removed by Tenant without substituting new goods or chattels or equal value thereto, and Tenant will be permitted to subject such property to liens, mortgages, charges, licenses or other encumbrances without the prior consent or approval of Landlord.

         33. FORCE MAJEURE: Except as otherwise expressly provided in this Lease, Landlord and Tenant shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants, and conditions of this Lease (other than the payment of any sum of money due hereunder) when prevented from so doing by a cause or causes beyond the party's control, which shall include, but shall not be limited to, all labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any material or services or acts of God.

         34. QUIET ENJOYMENT: Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Lease Term, subject to the terms and conditions of this Lease.

         35. BROKERAGE COMMISSION; INDEMNITY: Landlord's leasing agent and CB Commercial Real Estate Group, Inc. ("CB") have sole commission rights with respect to this Lease and Tenant warrants that it has caused no other claims for broker's or agent's commissions or finder's fees in connection with the execution of this Lease. Tenant and Landlord hereby indemnify and hold one another harmless from and against any loss, cost, damage or expense, including, but not limited to, reasonable attorneys' fees and court costs, incurred by one party as a result of any claim made by a broker or agent (other than Landlord's leasing agent and CB) as a result of or in conjunction with any actions of the other party.

         36. EXCULPATION OF LANDLORD: Landlord's obligations and liability to Tenant with respect to this Lease shall be limited solely to Landlord's equity interest in the Property, including, without limitation, Building rents, insurance proceeds, and condemnation proceeds, to the extent such Building rents and other proceeds are available to Landlord, and neither Landlord, nor any partner, trustee, officer, director, shareholder or employee of Landlord, shall have any personal liability whatsoever with respect to this Lease. Notwithstanding the foregoing, the liability of Landlord shall not be limited as provided above to the extent of any insurance proceeds or condemnation awards actually received by Landlord and not used or applied as required by the express provisions of this Lease; provided, however, as to any such insurance proceeds or condemnation awards actually received by Landlord and not used or applied as required by this Lease, Tenant's sole remedy will be to cause said insurance proceeds or condemnation awards (or an amount equal to said insurance proceeds or condemnation awards) to be used or applied as required by this Lease.

         37. ORIGINAL INSTRUMENT: For the convenience of the parties hereto, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

         38. FLORIDA LAW: This Lease has been made under and shall be construed and interpreted under and in accordance with the laws of the State of Florida.

         39. NO RECORDATION OF LEASE: Without the prior written consent of Landlord, neither this Lease nor any memorandum hereof shall be recorded or placed on public record by or on behalf of Tenant. Without limitation on any other of Landlord's rights hereunder, in the event Tenant breaches this covenant, Tenant hereby irrevocably grants a Power of Attorney to Landlord as Tenant's agent for the purpose of canceling from public record any copy of this Lease, any memorandum hereof or any reference hereto. Tenant agrees that the Power of Attorney granted herein is coupled with an interest, is not revocable and shall survive the death, dissolution, termination or other incapacity of Tenant.

         40. SURVIVAL OF TERMS: Any obligations of either party under this Lease which are not fully satisfied or completed as of the date of any termination or expiration of this Lease shall survive the termination or expiration of this Lease, and shall be the continuing obligations of that party until completed or otherwise satisfied.

         41. AUTHORIZATION: Each individual executing this Lease does thereby represent and warrant that he has been duly authorized to deliver this Lease in the capacity and for the entity set forth where he signs.

         42. RADON GAS: Pursuant to F.S. 404.056(8), Tenant is hereby notified that radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county public health unit.

         43. APPROVAL OF LEASE: This Lease shall not be binding until and unless all parties have duly executed said Lease and a fully executed counterpart of said Lease has been delivered to Landlord and Tenant.

         44.     SIGNAGE/BUILDING NAME:

                 A. Except as otherwise herein provided, Landlord shall have the right to name the Building (or permit signage on the exterior of the Building above the ground floor) only for (i) a financial institution leasing at least 25,000 rentable square feet in the Building, including the majority of the first floor "bank lobby" space, (ii) a securities or mortgage brokerage company leasing at least 50,000 rentable square feet in the Building, or (iii) any other tenant (excluding an insurance brokerage or agency, such as Alexander & Alexander) leasing more than 100,000 rentable square feet in the Building. Landlord may provide to any national or regional financial institution operating a retail banking business in the Building signage on the exterior of the Building above the first floor, excluding the ziggurat.

                 B. Landlord shall permit Tenant to place in the Building Tenant Directory in the lobby area appropriate signage of Tenant's name. Landlord shall permit Tenant to place appropriate signage of Tenant's name in the elevator lobby areas of each floor of the Building on which Tenant leases space. In addition, Tenant shall have the right, at Tenant's sole expense, to place signage (in a manner, style and quality consistent with the existing signage of other Building tenants on other bollards in front of the Building) on the faces of the bollards identified on Exhibit "M" attached hereto.

                 C. Tenant shall be entitled to comparable signage, on comparable terms and conditions, to that granted by Landlord to any other tenant leasing the same amount (or less) space in the Building as Tenant is leasing, except for lobby or plaza signage for tenants leasing lobby or mezzanine space for retail businesses, including but not limited to retail banking or retail securities or mortgage brokerage businesses, and excluding signage for Landlord's leasing agent for the Building. The locations of the bollard faces on which Tenant may place signage shall not be considered in determining whether Tenant's signage is comparable to the signage of other tenants.

                 D. Notwithstanding any other provision of this Lease, in addition to signage Landlord is authorized to provide to other tenants of the Building pursuant to Sections 44.A. and 44.C. above, Landlord may provide signage of any type or location to any Building tenant (other than an insurance brokerage or agency) so long as Landlord offers substantially comparable signage to Tenant at no cost other than the cost of designing, purchasing, installing, maintaining, insuring and removing (including the cost of restoring the surface of the Building where such sign was located) the signage.

         45. NO SMOKING: Tenant shall not allow any smoking in the Premises except in rooms designed and constructed to accommodate smoking and to prevent smoke from entering the plenum or any other portion of the Premises or the Building.

         46.     SATELLITE ANTENNA:

                 A. Subject to the provisions of Section 56 hereof, Tenant may install, maintain, and use a microwave, satellite or other antenna communications system in the Premises, and such system may include the installation of an antenna dish not larger than one (1) meter in diameter on the roof of the Building (including necessary cabling to the Premises), at locations acceptable to Landlord in Landlord's sole discretion. Tenant shall furnish detailed plans and specifications for such system to Landlord for its consent, which consent shall not be unreasonably withheld. Tenant shall have access to the roof and Tenant's equipment relating to such system at reasonable times throughout the term of this Lease. Tenant shall be responsible for procuring whatever licenses or permits may be required for the use of such system or operation of any equipment served thereby, and Landlord makes no warranties whatsoever as to the permissibility of such a system under applicable laws.

                 B. Tenant shall install, maintain and repair Tenant's antenna system in a manner as to (i) not constitute a nuisance or unreasonably interfere with the operations of Landlord or other tenants occupying the Building, (ii) not be visible from the exterior of the Building or alter or distract from the lighting or other aesthetic aspects of the Building. Upon termination or expiration of this Lease, Tenant shall remove any antenna dish and related equipment (including but not limited to cabling) installed by it, at Tenant's expense, and shall restore and repair the Building to a condition comparable to its condition prior to such installation. Landlord reserves and shall have the right to relocate said antenna and/or related equipment at Landlord's expense so long as relocation has no adverse impact on the operations of the antenna. Landlord shall also be and is entitled to install and to permit the installation of antennae on the roof of the Building by any person or entity other than Tenant, without Tenant's approval or consent, as long as the installation and/or operation of such other antennae does not materially interfere with the reception or transmission of Tenant's antenna system.

         47. RIGHT TO CANCEL: Provided Tenant is not then in default hereunder, or if a default has occurred hereunder, provided Tenant cures such default within the period of notice and/or grace applicable to said default, Tenant shall have the right to terminate this Lease as to all space then leased by Tenant in the Building effective as of any date during the sixth (6th) or eighth (8th) years of the Lease Term, provided that (i) Tenant has given Landlord written notice of Tenant's exercise of its right to terminate at least twelve (12) months prior to the date of such termination, specifying the date of termination (the "Termination Date"), (ii) Tenant pays to Landlord, within thirty (30) days after delivery of said notice of intent to terminate, the "Termination Payment," as hereinafter defined, (iii) Tenant pays to Landlord all

Monthly Payments and other sums due hereunder for the period prior to the Termination Date, and (iv) Tenant pays to Landlord, within thirty (30) days after deliver of said notice of intent to terminate, the unpaid balance of accrued Base Rent and Interest set forth on Schedule 1 to this Lease as of the Termination Date (the "Clause (iv) Amount"). The "Termination Payment" shall be equal to (a) the sum of (1) all unamortized Allowances paid by Landlord under this Lease, plus (2) all unamortized leasing commissions paid by Landlord in connection with this Lease, plus (3) the "Payment Differential" (as hereinafter defined) multiplied by the total rentable square feet then being leased by Tenant in the Building, multiplied by the number of years (or fraction thereof) from the beginning of the Lease Term until the Termination Date (the "Payment Differential Amount"), (b) reduced by the Clause (iv) Amount. For purposes of determining the Termination Payment or the "Contraction Payment" (as defined in Section 48 hereof), "unamortized Allowances" and "unamortized leasing commissions" shall be calculated by multiplying the per rentable square foot amount of said Allowances and leasing commissions paid by Landlord in connection with this Lease by the number of rentable square feet to which said termination or contraction of this Lease applies, and multiplying the resulting product by a fraction, the numerator of which is the difference between the portion of the Monthly Payment for the entire initial Lease Term which remains unpaid as of the Termination Date or Contraction Date and the Payment Differential Amount, and the denominator of which is the total Monthly Payment for the initial Lease Term. For purposes of this Section 47, the "Payment Differential" shall mean the difference between the average annual Monthly Payment per rentable square foot over the entire Lease Term, and the average annual Monthly Payment per rentable square foot over the portion of the Lease Term up to the Termination Date. Early termination of the Lease pursuant to this Section 47 shall not cancel or terminate Tenant's liability for Rent, or other sums due hereunder accruing during or relating to the term of this Lease prior to said early termination. For purposes of all calculations made pursuant to Sections 47, 48 and 53 of this Lease, but only for such purposes, (x) Monthly Payment for the first eight months of the Lease Term shall be deemed to be $297,500.00 higher than the amount reflected in Schedule 1 to this Lease, and (y) the total amount of Allowances paid by Landlord shall be deemed to be $297,500.00 higher than the amount actually paid by Landlord and as set forth in the Lease.

         48. OPTION TO CONTRACT THE PREMISES: Provided Tenant is not then in default hereunder, or if a default has occurred hereunder, provided Tenant cures such default within the period of notice and/or grace applicable to said default, Tenant shall have the option to terminate this Lease, as of the "Contraction Date", as hereinafter defined, as to a portion of the space (the "Contraction Space") then leased by Tenant in the Building. The Contraction Space shall be comprised of not less than 2,000, nor more than 14,000, rentable square feet of reasonably configured contiguous space on the 14th or 18th floor of the Building; provided, however that the Contraction Space shall not include any space on any floor of the Building on which Tenant is leasing all of the rentable space on that floor. The "Contraction Date" shall be any date during the first three (3) months of the fourth, sixth or eighth years of the Lease Term, specified by Tenant in the written notice by which Tenant exercises this option to contract the Premises. Tenant may exercise its option to contract the Premises only by written notice to Landlord not later than twelve (12) months prior to the Contraction Date, which Contraction Date and the location and size of the Contraction Space shall be specified in said written notice. Tenant shall pay to Landlord, within thirty (30) days after delivery of said notice by Tenant exercising said option to contract the Premises, (i) the "Contraction Payment," as hereinafter defined, and (ii) the unpaid balance of accrued Base Rent and Interest set forth in Schedule 1 to this Lease as of the Contraction Date, multiplied by a fraction, the numerator of which is the rentable area within the Contraction Space, and the denominator of which is the rentable area within the Premises immediately before the Contraction (the "Clause (ii) Amount"), and

Tenant shall pay to Landlord all Rent and other sums due hereunder for the period prior to the Contraction Date on or before the dates on which such sums are due. The "Contraction Payment" shall be equal to (a) the sum of (1) all unamortized Allowances paid by Landlord under this Lease with respect to the Contraction Space, plus (2) the unamortized leasing commissions paid by Landlord relating to Tenant's leasing of the Contraction Space, plus (3) the "Payment Differential" (as hereinafter defined) multiplied by the rental square feet comprising the Contraction Space, multiplied by the number of years (or fraction thereof) from the beginning of the Lease Term until the Contraction Date (the "Payment Differential Amount"), (b) reduced by the Clause (ii) Amount. Tenant shall also pay for the construction of a demising wall enclosing the remaining space contained in the Premises, if required. For purposes of this Section 48, the "Payment Differential" shall mean the difference between the average annual Monthly Payment per rentable square foot over the entire Lease Term, and the average annual Monthly Payment per rentable square foot over the portion of the Lease Term up to the Contraction Date. Contraction of the Premises pursuant to this Section 48 shall not cancel or terminate Tenant's liability for Rent or other sums due hereunder with respect to the Contraction Space accruing during or relating to the term of this Lease prior to the Contraction Date.

         49.     RENEWAL OF LEASE:

                 A. Provided this Lease is then in full force and effect and provided Tenant is not then in default of this Lease, or if a default has occurred hereunder, provided Tenant cures such default within the period of notice and/or grace applicable to said defaults, Landlord hereby grants to Tenant an option to renew this Lease as to all of the Premises (or such portion of the Premises as is then subject to this Lease) for either one (1) additional ten (10) year term, or two (2) consecutive additional five (5) year terms, at ninety-five percent (95%) of "Market Rental Rates" (as hereinafter defined). Tenant may exercise its option to extend the Lease Term only by written notice to Landlord not later than eighteen (18) months prior to the date on which the Lease Term otherwise would expire. Upon such exercise of Tenant's option to extend the Lease Term, Landlord and Tenant shall commence and diligently continue to negotiate in good faith to reach agreement as to Market Rental Rates (or other mutually agreed upon rental rates) for the extended Lease Term. If on or before the date which is sixteen (16) months before the date on which the Lease Term otherwise would expire (a) Landlord and Tenant have not agreed upon Market Rental Rates (or other mutually agreed upon rental rates) for the extended Lease Term, and (b) Tenant has not by written notice to Landlord demanded that Market Rental Rates for the extended Lease Term be determined by arbitration, then Tenant's option to extend the Lease Term shall terminate and be of no further force or effect. If Tenant so demands by written notice to Landlord not later than sixteen (16) months prior to the date on which the Lease Term would expire if not extended, Market Rental Rates for the extended Lease Term shall be determined by arbitration, the cost of which shall be equally divided between Landlord and Tenant except as provided below. The arbitration shall commence within twenty (20) days after Tenant's demand, and be structured to ensure completion not later than twelve (12) months and ten
(10) days prior to the date on which the Lease Term would expire if not extended. If Tenant disagrees with the determination of the arbiter, Tenant may withdraw its exercise of the extension option by written notice to Landlord on or before the date which is twelve (12) months prior to the expiration of the then current Lease Term, in which event Tenant shall pay the entire cost of the arbiter and Landlord's reasonable out-of-pocket costs incurred in preparation for and participation in the arbitration, including without limitation, reasonable attorneys' fees (provided, however that the maximum amount Tenant shall be obligated to reimburse Landlord for Landlord's attorneys' fees in connection with any one arbitration shall not exceed the amount equal to $5,000.00 multiplied by a fraction, the numerator of which is the Index (as hereinafter defined) for the month which is three (3) months before the date on which Tenant reimburses Landlord for such attorneys' fees, and the denominator of which is the Index for the month which is three
(3) months before the Commencement Date). "Market Rental Rate" shall mean the then prevailing rental rate for comparable downtown office buildings for a similar size requirement, inclusive of allowances for leasehold improvements, concessions, and other inducements, including without limitation, relocation allowances and brokerage commissions being offered to other tenants of similar financial strength, with consideration for lease term, base years, and operating expenses and taxes. Market Rental Rate shall be determined taking into account and assuming that Landlord would provide relocation allowances and pay brokerage commissions being offered in connection with leases then being offered to other tenants of similar financial strength, with consideration for lease term, base years, and operating expenses and taxes, but, notwithstanding the inclusion of such factors in the determination of Market Rental Rate, Tenant shall receive no relocation allowance in connection with any renewal of the Term of this Lease, and Landlord shall not be obligated to pay more than two percent (2%) of aggregate Monthly Payment as a leasing commission in connection with any renewal of the Term of this Lease. At Tenant's discretion, Tenant may require that all or any portion of the market allowances for leasehold improvements, concessions, and other inducements ( excluding relocation allowances and brokerage commissions): (i) be furnished for retrofitting or improving the Premises; or (ii) be retained by Landlord with an offsetting reduction in Monthly Payment during the extended Lease Term. Rent for the extended Lease Term shall be allocated to each year using the constant rental accrual method provided under Section 467 of the Internal Revenue Code.

                 B. As used in this Lease, "Index" shall mean the revised Consumer Price Index for all Urban Consumers, U.S. City Average, all items (1982-1984 = 100), not seasonally adjusted, published and issued by the Bureau of Labor Statistics of the United States Department of Labor (the "Bureau of Labor Statistics"). If the Index in its present form is discontinued or if the basis on which it is now calculated shall be revised, the parties hereto shall make an appropriate conversion to such revised Index on the basis of conversion factors published by the Bureau of Labor Statistics; if such conversion factors are not so obtainable, either party hereto may request the Bureau of Labor Statistics to provide, when needed, an appropriate conversion or adjustment which shall be applicable and binding on the parties hereto thereafter; if the Bureau of Labor Statistics shall be unable or unwilling to provide such appropriate conversion or adjustment, then another index recognized as authoritative shall in good faith be substituted by Landlord.

         50.     RIGHT TO FIRST OFFER:

                 A. Landlord hereby grants Tenant a perpetual right of first offer ("Right of First Offer") to lease any portion of the 18th Floor of the Building, and a perpetual right-of-second offer (after OKRA Marketing Corporation's failure to exercise its right-of-first-refusal hereinafter described) on all of the space on the fourteenth floor of the Building not included in the Premises, except for and excluding 1,000 rentable square feet on the fourteen floor of the Building, upon the terms and conditions (including Monthly Payment per rentable square foot) as contained in the Lease and applicable to the Premises at the pertinent time, including Prorated Allowances, with rent pertaining to such Right of First Offer space allocated to each year using the constant rental accrual method provided under Section 467 of the Internal Revenue Code. Landlord shall notify Tenant of the location and area of the space, and when such space will be available, and Tenant shall have ten (10) business days after receipt of such notice to exercise its right under this right-of-offer. Tenant's exercise or failure to exercise this right-of-first-offer shall not affect Tenant's expansion option described below. If Tenant does not exercise its right of offer with such ten (10) business day period, Landlord may lease the offered space to a third party within six (6) months of the date of Landlord's notice of offer. If such lease is not fully executed within such six (6) month period, or upon the termination of such lease, Tenant's right of offer shall again apply to such space. If Tenant does exercise its right of first offer as hereinabove provided, any space as to which Tenant has exercised its right of first offer shall become a part of the Premises, and Monthly Payment and Additional Rent for such space shall commence on the earlier of (i) the date Tenant takes occupancy of said space, or (ii) the later of (x) one hundred twenty (120) days after Tenant exercise of its right-of-offer hereunder or (y) sixty (60) days after Landlord makes the space available for construction of Tenant Improvements therein, plus one day for each day of Landlord-caused delay in completing the Tenant Improvements in said space.

                 B. During the entire term of its lease, OKRA Marketing Corporation ("OKRA") has a right of first refusal to lease the "Right of First Refusal Space" on the same terms as offered to a third party. OKRA has five business days after notice to exercise its right of first refusal. If any material components of the third party offer are changed, OKRA is entitled to a new notice and another five business days to exercise. The Right of First Refusal Space includes the last 9,600 rentable square feet on the 14th floor of the Building, and other space on another floor not pertinent to Tenant's Lease.

         51.     STORAGE AREA:

                 A. Landlord hereby leases to Tenant and Tenant hereby rents and leases from Landlord, in addition to the Premises, the following described space, herein called "Storage Space", containing two thousand (2000) square feet of space within the Parking Garage, for use by Tenant for storage during the initial Term of this Lease. The location of the Storage Space is shown on Exhibit "J" attached hereto. Tenant shall pay rent, at the rate of $8.00 per square foot per annum, payable in equal monthly installments, in advance, on the first day of each month of the initial Lease Term, for the use of the Storage Space. Landlord will not provide Tenant any allowances for the improvement of the Storage Space. All costs and expenses required for the improvement, maintenance and operation of the Storage Space during the Lease Term shall be the sole responsibility of Tenant. The Storage Space shall not be included in the calculation of Tenant's Share.

                 B. If Tenant renews the Term of this Lease as to the Premises, the Term of this Lease shall be renewed for the same period as to the Storage Space, and the rent for the Storage Space during any such extended Lease Term shall be the Market Rental Rate for the Storage Space.

         52. RELOCATION ALLOWANCE: Within thirty (30) days after the Commencement Date, provided Tenant has executed and delivered to Landlord a completed "Commencement Date Agreement - Acknowledgement by Tenant" substantially in the form attached hereto as Exhibit "E", Landlord shall pay, as the "Relocation Allowance", five dollars ($5.00) per rentable square foot in the Premises. The Relocation Allowance shall be paid as follows: up to $150,000.00 to the moving company responsible for Tenant's relocation into the Premises, in payment of invoices Tenant has approved in writing to Landlord; and the remainder, if any, shall be credited against the next due installments of Monthly Payment.

         53. OPTION TO EXPAND THE PREMISES: Provided Tenant is not then in default hereunder, or if a default has occurred hereunder, provided Tenant cures such default within the period of notice and/or grace applicable to said default, Tenant shall have the option to expand the Premises it is leasing hereunder, as of the "Expansion Date", as hereinafter defined, by adding to the Premises the "Expansion Space", as hereinafter defined. Tenant may exercise its option to expand the Premises only by written notice to Landlord (the "Expansion Notice") not later than twelve (12) months prior to the Expansion Date, which written notice shall specify the

Expansion Date and the number of rentable square feet Tenant desires to be included within the Expansion Space. The "Expansion Date" shall be any date during the first three (3) months of the fourth, sixth or eighth years of the Lease Term, specified by Tenant in the Expansion Notice. The "Expansion Space" shall be a single, reasonably configured, contiguous space located on the eighteenth (18th) floor of the Building and shall contain not more than 14,000 rentable square feet, nor less than the lesser of (i) 2,000 rentable square feet, or (ii) the smallest area on the eighteenth (18th) floor of the Building which is unleased and contained within then existing demising walls on the date Tenant exercises its option to expand the Premises under this Section 53. The location and configuration of the Expansion Space shall be reasonably determined by Landlord. Notwithstanding any other provision hereof, Landlord shall not be obligated to provide to Tenant as an Expansion Space, and Tenant shall not be entitled to lease as an Expansion Space, any space which if leased to Tenant would leave Landlord with any contiguous unleased space on the eighteenth (18th) floor of the Building containing less than 1000 rentable square feet, unless Tenant agrees to include said contiguous unleased space containing less than 1000 rentable square feet in the Expansion Space. Tenant shall pay Monthly Payment for use of the Expansion Space at the then current rate of Monthly Payment per rentable square foot applicable to the Premises under the Lease and such rate of Monthly Payment shall increase from time to time as provided in the Lease. Landlord shall provide to Tenant with respect to the Expansion Space, on a per rentable square foot basis, a Tenant Improvements Allowance, a Design Fee Allowance, a Parking Allowance and a Relocation Allowance (collectively, the "Expansion Allowances"), except that the Expansion Allowances shall be reduced by multiplying the per rentable square foot amount of said allowances provided in the Lease with respect to the initial Premises by a fraction, the numerator of which is the remaining unpaid Monthly Payment due during the initial Lease Term as of the Expansion Date, and the denominator of which is the total Monthly Payment for the initial Lease Term (the "Prorated Allowance"). At Tenant's discretion, Tenant may require that all or any portion of the Prorated Allowance: (i) be furnished for improvement of the Expansion Space; or (ii) be retained by Landlord with an offsetting reduction in Monthly Payment during the remaining Lease Term. Rent pertaining to the Expansion Space shall be allocated to each year using the constant rental accrual method provided under Section 467 of the Internal Revenue Code. On or before the Expansion Date, Tenant shall use reasonable efforts to obtain from the City of Tampa a valid building permit for the Tenant Improvements to said Expansion Space, and Tenant shall use reasonable efforts to commence (and thereafter diligently pursue to completion) construction of said improvements to said Expansion Space within five (5) days after the Expansion Date; any delay by Tenant in obtaining a building permit beyond the Expansion Date or commencing and diligently pursuing construction shall be a "Tenant Delay," as that term is defined in Exhibit "D" of the Lease. Rent for the Expansion Space shall commence five (5) days after substantial completion of said Expansion Space, or in the event of Tenant Delay, five (5) days after the date such substantial completion have been achieved except for such Tenant Delay.

         54. FOOD SERVICE: Landlord shall exercise reasonable diligence to maintain in the Building a restaurant or cafe appropriate for a first class downtown office building, open during reasonable hours on Mondays through Fridays, except holidays. The failure of Landlord to maintain such a restaurant or cafe in the Building shall not be a default by Landlord of Landlord's obligations under this Lease, nor shall such failure entitle Tenant to (i) any abatement of Rent or other sum due to Landlord under this Lease, or
(ii) terminate or modify any of Tenant's obligations under this Lease.

         55. EXCLUSIVE USE ON FOURTEENTH FLOOR: Landlord shall not lease space, nor permit any sublease or assignment of space, on the fourteenth (14th) floor of the Building to any insurance brokerage or agency or any other tenant of which sells insurance (other than title insurance), without Tenant's prior written consent.

         56.     TELECOMMUNICATIONS:

                 A. Tenant and Tenant's telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies ("Telecommunications Companies"), shall have no right of access to and within the Property or the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant's telecommunications within the Building, and from the Building to any other location (hereinafter collectively referred to as "Telecommunications Systems"), without Landlord's prior written consent, which consent Landlord shall not unreasonably withhold, but which consent may be subject to such conditions as Landlord may reasonably impose. Provided, however, Landlord hereby licenses Tenant and through Tenant, its Telecommunications Companies approved in advance in writing by Landlord prior to the commencement of any work, the right to install, repair and maintain Tenant's Telecommunications Systems at Tenant's sole cost and expense, to the extent the same are depicted on the attached schedule of plans, schematics, and specifications marked as Exhibit "C", subject to such conditions as Landlord may reasonably impose. Landlord agrees that it will not unreasonably withhold its approval of Tenant's Telecommunications Companies, and that it will approve Fairchild Communications Services Company, MFS, ICI and/or GTE as Tenant's Telecommunications Companies, subject to said companies' entering into agreements acceptable to Landlord governing the conditions of said companies' access to and within the Building for the installation and operation of Telecommunications Systems. Landlord further agrees that it will negotiate in good faith with Tenant's approved Telecommunications Companies with respect to agreements between Landlord and said Telecommunications Companies for access to and within the Property or the Building, for the installation and operation of Telecommunications Systems.

                 B. If at any time hereafter, Tenant's Telecommunications Companies or appropriate governmental authorities relocate the point of demarcation from the location of Tenant's telecommunications equipment in the Tenant's telephone equipment room on Tenant's floor ("Rate Demarcation Point" or "RDP"), to some other point, or in any other manner transfer any obligations or liabilities for telecommunications to the Landlord or Tenant, whether by operation of law or otherwise, upon Landlord's election, Tenant shall, at Tenant's sole expense and cost: (1) within thirty (30) days after notice is first given to Tenant of Landlord's election, cause to be completed by an appropriate telecommunications engineering entity approved in advance in writing by Landlord, all details of the Telecommunications Systems serving Tenant in the Building which details shall include all appropriate plans, schematics, and specifications; and (2) immediately undertake the operation, repair and maintenance of the Telecommunications Systems serving Tenant in the Building; and (3) promptly upon the termination of the Lease for any reason, or upon expiration of the Lease, effect the complete removal of all or any portion or portions of the Telecommunications Systems serving Tenant in the Building and the repair of any damage to the Building caused by the installation, use maintenance or removal of said Telecommunications Systems serving Tenant in the Building.

         Prior to the commencement of any alterations, additions, or modifications to the Telecommunications System serving Tenant in the Building, except for minor changes, Tenant shall first obtain Landlord's prior written consent by written request accompanied by detailed plans, schematics, and specifications showing all alterations, additions and modifications to be performed, with a time schedule for completion of the work and the identity of the entity which will perform the work, for which Landlord shall not unreasonably withhold consent, but which consent may be subject to such conditions as Landlord may reasonably impose.

                 C. Without limiting Landlord's right to reasonably withhold its consent to a proposed request for access, or addition, alteration, or modification of the Telecommunications System serving Tenant in the Building, the withholding of such consent will be deemed reasonable if:

                 (i) In the reasonable judgment of Landlord, the proposed actions of the Tenant and its Telecommunications Company causes new obligations to be imposed on Landlord, causes any exposure of Landlord to any liability of any nature or description, causes Landlord's insurance premiums for the Building to increase (unless Tenant agrees in writing to reimburse Landlord for the amount of such increase in Landlord's insurance premiums), causes Landlord's insurance coverage to be imperiled, or causes liabilities for which Landlord is unable to obtain insurance protection;
                (ii) In the reasonable judgment of Landlord, the Tenant's Telecommunications Company is unwilling to pay reasonable monetary compensation for the use and occupation of the Building for the Telecommunications System, provided Landlord shall not charge Tenant's Telecommunications Company more than Landlord would seek to charge any other Telecommunications Company requesting an agreement with Landlord at that time for similar access to the Building;
               (iii) In the reasonable judgment of Landlord, the Tenant's Telecommunications Company would cause any work to be performed that would materially and adversely affect the Property and Building or any space in the Building in any manner;
                (iv) Tenant encumbers or mortgages its interest in any telecommunications wiring or cabling, whether copper, fiber, or through any other type connectivity; or
                 (v) Tenant is in default under this Lease, beyond applicable grace and cure periods.

                 D. Tenant will indemnify and hold harmless Landlord and its employees, agents, officers, and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of any kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the acts and omissions of Tenant, Tenant's officers, directors, employees, agents, contractors, subcontractors, subtenants, and invitees with respect to (1) and Telecommunications Systems serving the Tenant in the Building which are on, from, or affecting the Property and Building; (2) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any Telecommunications Systems serving the Tenant in the Building which are on, from, or affecting the Building; (3) any lawsuit brought or threatened, settlement reached, or governmental order relating to such Telecommunications Systems; (4) any violations of laws, orders, regulations, requirements, or demands of governmental authorities, or any reasonable policies or requirements of Landlord, which are based upon or in any way related to such Telecommunications Systems, including, without limitation, attorney and consultant fees, court costs, and litigation expenses. This indemnification and hold harmless agreement will survive this Lease. Under no circumstances shall the Landlord be required to maintain, repair or replace any Telecommunications Systems or any portions thereof. Under no circumstances shall the Landlord be liable for interruption in telecommunications services or surges, or for any other cause whatsoever (except for Landlord's gross negligence or willful misconduct), whether by Act of God or otherwise, even if the same is caused by the ordinary negligence of Landlord, the Landlord's contractors, subcontractors, or agents or other Tenants, subtenants, or their contractors, subcontractors, or agents.

         57. INTERNAL STAIRWAYS: Landlord shall permit Tenant to use Building stairways for access between floors of the Premises, provided Tenant complies with applicable fire and building codes and such rules and regulations as Landlord may reasonably impose. Tenant shall pay to Landlord, as Additional Rent, any additional costs or expenses incurred by Landlord because of such use of the stairways by Tenant or by Tenant's employees, agents, contractors or invitees, which additional costs or expenses Landlord would not incur if Landlord did not permit Tenant to use the Building stairways for access between adjacent floors of the Premises; provided, however, that this sentence shall not be construed to apply to any liability for injury, expense, damage, liability or claim resulting from Landlord's negligence or Landlord's failure to maintain said stairways as provided by the express provisions of this Lease. Tenant shall be solely responsible for the installation and maintenance of locks and keys for the doors providing ingress to and egress from the stairways on the floors of the Building on which the Premises are located, the design and operation of which locks and keys shall be subject to such requirements as Landlord may reasonably impose. As a material condition to Landlord's agreement to allow the use of Building stairways for access between floors of the Premises by Tenant and Tenant's employees, agents, contractors or invitees, Tenant agrees that Landlord shall have no liability for, and Tenant releases Landlord from any liability for, any injury, expense, damage, liability or claim, whether due to damage to the Premises, claims for injuries to the person or property of Tenant, or administrative or criminal action by a governmental authority, where such injury, expense, damage, liability or claim results either directly or indirectly from the use of Building stairways by Tenant or Tenant's employees, agents, contractors or invitees, unless such injury, expense, damage, liability or claim results from Landlord's negligence or Landlord's failure to maintain said stairways as provided by the express provisions of this Lease. Landlord shall have no obligation to monitor, inspect or maintain the Building stairways at a level greater than Landlord's obligation would be if Landlord did not if allow the use Building stairways for access between floors of the Premises by Tenant and Tenant's employees, agents, contractors or invitees. Tenant shall promptly notify Landlord of any condition in the Building stairways requiring repair or maintenance. Tenant hereby indemnifies and holds Landlord harmless from and against any injury, expense, damage, liability or claim, including, but not limited to, court costs and attorneys' fees, imposed on Landlord by any person whomsoever, whether due to damage to the Premises, claims for injuries to the person or property of any other tenant of the Building or the Property or of any other person in or about the Building or the Property for any purpose whatsoever, or administrative or criminal action by a governmental authority, where such injury, expense, damage, liability or claim results either directly or indirectly from the negligent or improper use of Building stairways by Tenant or Tenant's employees, agents, contractors or invitees. Landlord may terminate Tenant's right to use the Building stairways for access between adjacent floors of the Premises if Landlord incurs material additional costs, expenses or liabilities because of such use for which Tenant does not fully compensate Landlord, or if, after reasonable notice to Tenant, Tenant's employees, agents, contractors or invitees continue to smoke in the stairwells or otherwise violate Landlord's reasonable rules and regulations regarding such use of the stairwells.




                    (Signatures begin on following page.)

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the day and year first above written.

Signed, sealed and                                 *TENANT:
delivered in the
presence of:                                       POE & BROWN, INC., a Florida corporation


/s/ Wayne H. Carter, III                           By: /s/ Bruce G. Geer
------------------------                              ----------------------------(SEAL)
                                                      Name:   Bruce G. Geer
                                                          ------------------------------
/s/ Thomas G. Cole                                    As Its: Executive Vice President
------------------------                                      --------------------------

/s/ Brenda L. McGehee                                 By: /s/ Laurel J. Lenfestey
------------------------                              ----------------------------(SEAL)
                                                      Name: Laurel J. Lenfestey
                                                           -----------------------------
/s/ David J. Powell                                   As Its:  Secretary
------------------------                                     ---------------------------


Note:  *         If Tenant is a corporation, two authorized corporate officers must execute this Lease in their appropriate capacity for Tenant, affixing the corporate seal.

                                                         (CORPORATE SEAL)

Following execution, four (4) original counterparts of this Lease shall be returned to Landlord.

                                    LANDLORD:

                                    SOUTHEAST FINANCIAL CENTER
                                    ASSOCIATES, a Florida general
                                    partnership

                                    By: LANDMARKS-CPL I, Ltd., a
                                        Georgia limited partnership,
                                        as a general partner

                                        By: LANDMARK SEVENTY, L.P., a
                                            Georgia limited partnership,
                                            as the sole general partner
                                            of Landmarks-CPL I, Ltd.

                                             By: THE LANDMARKS GROUP
                                                 PROPERTIES CORPORATION,
                                                 a Georgia corporation,
Signed, sealed and                               as the sole general
delivered in the                                 partner of Landmark
presence of:                                     Seventy, L.P.

/s/ Tracy O'Connor                               By: /s/ Henry Faison
-----------------------                             ---------------------------
                                                    Its: Chairman of the Board
/s/ Candice Thomas                                       ----------------------
-----------------------                          Attest: /s/ Elizabeth M. Steed
                                                         ----------------------

                                                    Its: Asst. Secretary
                                                         ----------------------

                                                      (CORPORATE SEAL)